EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

O.A.K. FINANCIAL CORPORATION

AND

CHEMICAL FINANCIAL CORPORATION

Dated as of January 7, 2010

i

3.19	Public Communications; Securities Offering	17

ARTICLE IV - O.A.K.'S REPRESENTATIONS AND WARRANTIES		17

4.1	Authorization, No Conflicts, Etc.	18
4.2	Organization and Good Standing	19
4.3	Subsidiaries	19
4.4	Capital Stock	20
4.5	Financial Statements	20
4.6	Absence of Certain Changes or Events	21
4.7	Absence of Material Adverse Changes	21
4.8	Legal Proceedings	21
4.9	Regulatory Filings	22
4.10	No Indemnification Claims	22
4.11	Conduct of Business	22
4.12	Proxy Statement, Etc.	22
4.13	Agreements With Bank Regulators	22
4.14	Tax Matters	23
4.15	Title to Properties	25
4.16	Condition of Real Property	25
4.17	Real and Personal Property Leases	26
4.18	Required Licenses, Permits, Etc.	27
4.19	Material Contracts and Change of Control	27
4.20	Certain Employment Matters	29
4.21	Employee Benefit Plans	30
4.22	Environmental Matters	33
4.23	Duties as Fiduciary	34
4.24	Investment Bankers and Brokers	35
4.25	Fairness Opinion	35
4.26	O.A.K.-Related Persons	35
4.27	Change in Business Relationships	36
4.28	Insurance	36
4.29	Books and Records	36
4.30	Loan Guarantees	36
4.31	Events Since December 31, 2008	36
4.32	Allowance for Loan Losses	38
4.33	Loans and Investments	38
4.34	Loan Origination and Servicing	38
4.35	No Insider Trading	38
4.36	Securities Laws Matters	38
4.37	Joint Ventures; Strategic Alliances	39
4.38	Policies and Procedures	39

ARTICLE V - COVENANTS PENDING CLOSING		39

5.1	Disclosure Statements; Additional Information	39
5.2	Changes Affecting Representations	40
5.3	O.A.K.'s Conduct of Business Pending the Effective Time	40
5.4	Approval of Plan of Merger by Shareholders	44

5.5	Dividends	45
5.6	Technology-Related Contracts	45
5.7	Indemnification and Insurance	46
5.8	Exclusive Commitment	47
5.9	Other Filings	48
5.10	Miscellaneous Agreements and Consents	48
5.11	Registration Statement	48
5.12	Access and Investigation	49
5.13	Confidentiality	49
5.14	Environmental Investigation	50
5.15	Termination of 401(k) Plan	51
5.16	Bank Consolidation	51
5.17	Public Announcements	51
5.18	Regulatory and Shareholder Approvals	52
5.19	Update of Titles, Rights, Etc.	52
5.20	Exchange of Financial Information	52
5.21	Certain Employment Covenants	52
5.22	Executive Agreements	54
5.23	Shareholders' Equity	54
5.24	Loan Loss Levels	56
5.25	Transaction-Related Expenses	56
5.26	Estoppels	56
5.27	Notification of Change in Business Relationships	56
5.28	O.A.K. Employee Leasing Company	57
5.29	Data Conversion	57

ARTICLE VI - CONDITIONS PRECEDENT TO CHEMICAL'S OBLIGATIONS		57

6.1	Renewal of Representations and Warranties, Etc.	57
6.2	Registration Statement	58
6.3	Required Regulatory Approvals	58
6.4	Shareholder Approval	58
6.5	Order, Decree, Etc.	58
6.6	Listing of Shares	58
6.7	Proceedings	58
6.8	Certificate as to Outstanding Shares	58
6.9	Change of Control Waivers	58
6.10	Tax Matters	59
6.11	Fairness Opinion	59
6.12	Loan Loss and Shareholders' Equity Levels	59

ARTICLE VII - CONDITIONS PRECEDENT TO O.A.K.'S OBLIGATIONS		60

7.1	Renewal of Representations and Warranties, Etc.	60
7.2	Required Regulatory Approvals	60
7.3	Shareholder Approval	60
7.4	Order, Decree, Etc.	60
7.5	Fairness Opinion	60
7.6	Listing of Shares	61

7.7	Registration Statement	61
7.8	Tax Matters	61

ARTICLE VIII - ABANDONMENT OF MERGER		61

8.1	Mutual Abandonment	61
8.2	Upset Date	61
8.3	Chemical's Rights to Terminate	62
8.4	O.A.K.'s Rights to Terminate	62
8.5	Effect of Termination	63

ARTICLE IX - MISCELLANEOUS		65

9.1	"Material Adverse Effect" Defined	65
9.2	"Knowledge" Defined; "Person" Defined; "Affiliate" Defined	66
9.3	Nonsurvival of Representations, Warranties, and Agreements	66
9.4	Amendment	66
9.5	Expenses	66
9.6	Specific Enforcement	66
9.7	Jurisdiction; Venue; Jury	67
9.8	Waiver	67
9.9	Notices	67
9.10	Governing Law	68
9.11	Entire Agreement; Amendment	68
9.12	Third Party Beneficiaries	68
9.13	Counterparts	68
9.14	Headings, Etc.	68
9.15	Calculation of Dates and Deadlines	68
9.16	Severability	68
9.17	Further Assurances; Privileges	69

Index of Exhibits

Exhibit A-Retention Bonus and Non-competition Agreement
Exhibit B-Retention Bonus and Non-competition Agreement
Exhibit C-Transition Agreement

GLOSSARY OF DEFINED TERMS

          The following terms used in this Agreement and Plan of Merger have the meanings given to them on the pages indicated below:

2010 PTO	53
Accounting Firm	55
Acquisition Proposal	47
Acquisition Transaction	47
Adjusted Merger Consideration	11
Adjusted Transaction Value	6
Affiliate	66
Affiliated	66
Agencies	54
Bank Consolidation	51
Bank Consolidation Agreement	51
Benefit Reduction	54
Business Day	2
CERCLA	34
Certificate of Merger	2
Chemical	1
Chemical Allocation	56
Chemical Call Reports	14
Chemical Common Stock	4
Chemical Disclosure Statement	11
Chemical Investment Banker	16
Chemical Permitted Issuances	6
Chemical Subsidiaries	12
Chemical Subsidiary	12
Chemical's Financial Statements	14
Chemical's Representatives	17
Closing	2
Closing Balance Sheet	55
Closing Report	55
Code	1
Constituent Corporation	1
Continuation Coverage	46
Continuing Employee	52
Control	19
Data Conversion	57
Effective Time	2
Environmental Laws	34
Environmental Risks	50
ERISA	30
Excess Parachute Payment	24
Exchange Agent	7
Exercise Period	10
FDI Act	12
FDIC	14
Federal Bank Holding Company Act	12
Federal Reserve Board	13
Fee Termination Event	65
Fiduciary Event	45
Final Chemical Price	10
Final Statement Date	55
Floor Chemical Price	10
GAAP	14
Hazardous Substance	34
Increase Notice	11
Individual Specific Loan Potential Adjustment	56
Initial Chemical Price	10
Initial Index Price	10
Initial Triggering Event	64
Investigated Property	50
Investment Banker Fees	56
IRS	24
Knowledge	66
Losses	6
Management Continuity Agreements	54
MBCA	1
Merger	1
Merger Consideration	5
Michigan Banking Code	12
Nonspecific Loan Charge-Offs	56
Nonspecific Loans	56
O.A.K.	1
O.A.K. Allocation Schedule	56
O.A.K. Call Reports	21
O.A.K. Common Stock	4
O.A.K. Disclosure Statement	17
O.A.K. Employee Benefit Plan	30
O.A.K. Identified Loan Reserves and Charge-Offs	56
O.A.K. Investment Banker	35
O.A.K. Permitted Issuances	6
O.A.K. Plan	51

v

O.A.K. Premises	33
O.A.K. Shareholder Approval	18
O.A.K. Stock Option Plans	6
O.A.K. Subsidiaries	18
O.A.K. Subsidiary	18
O.A.K.-Related Person	35
O.A.K.'s Financial Statements	20
O.A.K.'s Leased Real Property	25
O.A.K.'s Leases	26
O.A.K.'s Real Property	25
O.A.K.'s Representatives	35
Old Certificates	7
PBGC	30
Per Share Adjusted Transaction Value	6
Person	66
Phase I Assessment	50
Phase II Assessment	50
Plan of Merger	1
Pricing Period	10
Prospectus and Proxy Statement	16
PTO Policy	53
Reduced Merger Consideration	6
Registration Statement	16
Retention and Transition Agreements	54
SEC	9
SEC Documents	38
Securities Act	38
Shareholder Meeting	16
Shareholders' Equity	54
Single Triggering Event	63
SOX	39
Specific Loan Potential Adjustment	56
Specific Loan Reserves and Charge-Offs	56
Specific Loans	56
Stock Distribution	5
Subsequent Triggering Event	65
Subsidiaries Consolidation	51
Superior Proposal	45
Surviving Corporation	1
Tail Coverage	46
Tax Returns	23
Taxes	23
Technology-Related Contracts	45
Termination Fee	63
Transaction Documents	16
Transaction Value	6
Unexercised Options	9
Upset Condition	10
Upset Date	2

AGREEMENT AND PLAN OF MERGER

                    This Agreement and Plan of Merger (this "Plan of Merger") is made as of January 7, 2010, by and between O.A.K. Financial Corporation, a Michigan corporation ("O.A.K."), and Chemical Financial Corporation, a Michigan corporation, ("Chemical").

PRELIMINARY STATEMENT

                    A.          The respective Boards of Directors of each of O.A.K. and Chemical have approved the acquisition by Chemical of O.A.K. upon the terms and subject to the conditions set forth in this Plan of Merger; and

                    B.          In furtherance of such acquisition, the respective Boards of Directors of each of O.A.K. and Chemical have approved the merger of O.A.K. with and into Chemical (the "Merger") in accordance with the terms of this Plan of Merger, the Michigan Business Corporation Act (the "MBCA") and any other applicable law; and

                    C.          The Board of Directors of O.A.K. has, in light of and subject to the terms and conditions set forth in this Plan of Merger, unanimously (i) determined that (1) the consideration to be paid for each share of O.A.K. Common Stock in the Merger is fair to the shareholders of O.A.K., and (2) the Merger is otherwise in the best interests of O.A.K. and its shareholders, and (ii) resolved to adopt this Plan of Merger and the transactions contemplated by it and to recommend approval by the shareholders of O.A.K. of this Plan of Merger; and

                    D.          For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Plan of Merger is intended to be and is adopted as a "Plan of Reorganization" for the purposes of Sections 354 and 361 of the Code; and

                    E.          The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                    In consideration of the representations, warranties, mutual covenants and agreements contained in this Plan of Merger, the parties agree as follows:

ARTICLE I - THE TRANSACTION

                    Subject to the terms and conditions of this Plan of Merger, the Merger shall be completed in the following manner:

                    1.1          Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, O.A.K. shall be merged with and into Chemical and the separate corporate existence of O.A.K. shall cease. O.A.K. and Chemical are each sometimes referred to as a "Constituent Corporation" prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Chemical (the "Surviving Corporation"). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations. If Chemical is advised by its independent tax accountants that a different corporate structure for the transactions contemplated by this Plan of Merger would be more advantageous to Chemical from a financial, tax, or accounting perspective, then O.A.K. shall cooperate with Chemical to effect a restructuring of such transactions, provided that such restructuring is presented before the Shareholder Meeting, the Merger continues to qualify as a tax free reorganization under the Code, the Effective Time of the Merger is not delayed by more than 30 days and the alternative structure does not alter or change the amount or kind of Merger Consideration provided for in this Plan of Merger nor reduce the net after tax proceeds received by the shareholders of O.A.K.

                    1.2          The Closing. The "Closing" for the Merger shall be held at such time, date, and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Warner Norcross & Judd LLP, 111 Lyon Street, NW, Grand Rapids, Michigan 49503, commencing at 11 a.m. local time on the earliest date specified by either O.A.K. or Chemical upon five Business Days' written notice (or at the election of Chemical, on the last Business Day of the month in which the Closing would otherwise occur in accordance with this Section 1.2) after the last to occur of the following events: (i) receipt of all consents and approvals of government regulatory authorities, and the expiration of all related statutory waiting periods, legally required to complete the Merger; (ii) approval of this Plan of Merger by the shareholders of O.A.K.; and (iii) a registration statement covering the shares of Chemical Common Stock to be issued in the Merger shall have been declared effective by all applicable federal and state securities regulators and such declaration shall not have been withdrawn or suspended. Notwithstanding the preceding sentence, Chemical may at its option delay the Closing to the last Business Day of the month following the month in which the date first specified by O.A.K. pursuant to this section occurs if such delay is considered by Chemical to be necessary to prevent costs to or a burden upon Chemical, Chemical Bank or their respective personnel and to permit Chemical to implement the Data Conversion on the same date as the Effective Time of the Merger. Scheduling or commencing the Closing shall not, however, constitute a waiver of the respective conditions precedent of the parties as set forth in Articles VI and VII.

                    1.3          Effective Time of Merger. Upon completion of the Closing, O.A.K. and Chemical shall each promptly execute and file a certificate of merger as required by the MBCA to effect the Merger (the "Certificate of Merger"). No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party. The "Effective Time" of the Merger shall be as of the time and date when the Merger becomes effective as set forth in the Certificate of Merger, but not later than five Business Days after the Closing occurs. As used in this Plan of Merger, the term "Business Day" means any day other than a day on which the Nasdaq Stock Market® is closed. O.A.K. and Chemical agree that the Effective Time shall not be later than August 31, 2010 ("Upset Date"), unless otherwise mutually agreed by O.A.K. and Chemical.

                    1.4          Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of O.A.K. acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger. O.A.K. grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time, the officers and directors of the Surviving Corporation shall be fully authorized in the name of O.A.K. to take any and all such actions contemplated by this Plan of Merger.

                    1.5          Surviving Corporation. As of and immediately after the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

                              1.5.1          Name. The name of the Surviving Corporation shall be "Chemical Financial Corporation."

                              1.5.2          Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Chemical as in effect immediately prior to the Effective Time, without change.

                              1.5.3          Bylaws. The bylaws of the Surviving Corporation shall be the bylaws of Chemical as in effect immediately prior to the Effective Time, without change.

                              1.5.4          Officers. The officers of the Surviving Corporation shall be the officers of Chemical immediately before the Effective Time.

                              1.5.5          Directors. The directors of the Surviving Corporation shall be the directors of Chemical immediately before the effective time plus two directors of O.A.K. as selected by Chemical.

                    1.6          Closing Deliverables.

                              1.6.1          O.A.K. Closing Deliverables. O.A.K. shall deliver or cause to be delivered to Chemical at or before the Closing:

                                        (a)          The executed certificates described in Section 6.1.3;

                                        (b)          The executed certificates described in Section 6.8;

                                        (c)          The Articles of Incorporation or Articles of Organization, as applicable, of O.A.K. and each O.A.K. Subsidiary, certified as of a date within five Business Days prior to the Closing by the appropriate governmental authority;

                                        (d)          A good standing certificate (or its equivalent) for O.A.K. and each O.A.K. Subsidiary, dated within five Business Days of the Closing and issued by the appropriate governmental authority;

                                        (e)          The executed Certificate of Merger; and

                                        (f)          All other previously undelivered documents, agreements, instruments, writings, and certificates required to be delivered by this Plan of Merger or as Chemical may reasonably request no later than five Business Days before the Closing necessary to effect the transactions provided for by this Plan of Merger, in form and substance reasonably satisfactory to Chemical.

                              1.6.2          Chemical Closing Deliverables. Chemical shall deliver or cause to be delivered to O.A.K. at or before the Closing:

                                        (a)          The executed certificates described in Section 7.1.3;

                                        (b)          The tax opinion described in Sections 6.10 and 7.8;

                                        (c)          The executed Certificate of Merger; and

                                        (d)          All other previously undelivered documents, agreements, instruments, writings, and certificates required to be delivered by this Plan of Merger or as O.A.K. may reasonably request no later than five Business Days before the Closing necessary to effect the transactions provided for by this Plan of Merger, in form and substance reasonably satisfactory to O.A.K.

ARTICLE II - CONVERSION AND EXCHANGE OF SHARES

                    Subject to the terms and conditions of this Plan of Merger and as a result of the Merger, each share of common stock, $1.00 par value per share, of O.A.K. ("O.A.K. Common Stock") shall be converted into the right to receive the Merger Consideration, as follows:

                    2.1          Conversion of Shares. As of the Effective Time:

                              2.1.1          Conversion of O.A.K. Common Stock. Except as provided in this Article II, each share of O.A.K. Common Stock outstanding immediately prior to the Effective Time will, without any action on the part of any shareholder, be converted automatically into the right to receive the Merger Consideration. No interest shall accrue or be payable with respect to the Merger Consideration.

                              2.1.2          No Conversion of Chemical Common Stock. Each share of common stock, $1.00 par value per share, of Chemical ("Chemical Common Stock") issued and outstanding immediately prior to the Effective Time will, without any action on the part of Chemical, continue as one share of common stock of the Surviving Corporation. Outstanding certificates representing shares of Chemical Common Stock shall be deemed to represent an identical number of shares of common stock of the Surviving Corporation.

                              2.1.3          Stock Held by Chemical. Each share of O.A.K. Common Stock, if any, held by Chemical or any of its subsidiaries for its own account, and not in a fiduciary or representative capacity for a person other than Chemical or any of its subsidiaries, shall be canceled and no consideration of any kind shall be payable with respect to any such share.

                              2.1.4          O.A.K. Common Stock No Longer Outstanding. Each share of O.A.K. Common Stock outstanding immediately prior to the Effective Time shall, as of the Effective Time, no longer be outstanding and each certificate previously representing such shares of O.A.K. Common Stock shall thereafter represent only the right to receive the Merger Consideration, together with any dividends and other distributions payable as provided in Section 2.5.4, but subject to payment of cash in lieu of fractional shares as provided in Section 2.5.9.

                              2.1.5          Merger Consideration. The "Merger Consideration" means the right to receive 1.306 validly issued, fully paid and non-assessable shares of Chemical Common Stock, subject to any adjustments as provided in Article II.

                    2.2          Adjustments. The Merger Consideration shall be adjusted in the manner provided in this Section 2.2 upon the occurrence of any of the following events:

                              2.2.1          Stock Dividends and Distributions. If Chemical declares a stock dividend or other distribution (a "Stock Distribution") of Chemical Common Stock to its shareholders with a record date occurring prior to the Effective Time, then the Merger Consideration shall be adjusted by multiplying it by a fraction (i) the numerator of which shall be the total number of shares of Chemical Common Stock that are outstanding as of the record date for such Stock Distribution plus the additional number of shares (including the aggregate of all possible fractional shares) to be issued in the Stock Distribution computed as of such record date; and (ii) the denominator of which shall be the total number of shares of Chemical Common Stock outstanding as of the Stock Distribution's record date.

                              2.2.2          Other Action Affecting Chemical Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision, or combination which would substantially change the number and value of outstanding shares of Chemical Common Stock; a distribution of warrants or rights with respect to Chemical Common Stock; or any other transaction which would have a substantially similar effect; then the nature or amount of the consideration to be received by the shareholders of O.A.K. in exchange for their shares of O.A.K. Common Stock shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of a reclassification of outstanding shares of Chemical Common Stock or a consolidation or merger of Chemical with or into another corporation, other than a merger in which Chemical is the surviving corporation and which merger does not result in any reclassification of Chemical Common Stock, holders of O.A.K. Common Stock would receive, in lieu of each share of Chemical Common Stock to be issued in exchange for O.A.K. Common Stock, the kind and amount of shares of Chemical stock, other securities, money, and/or property receivable upon such reclassification, consolidation, or merger by holders of Chemical Common Stock with respect to each share of Chemical Common Stock outstanding immediately prior to such reclassification, consolidation, or merger.

                              2.2.3          Authorized Issuances. Notwithstanding any other provisions of this Section 2.2, no adjustment shall be made in the event of the issuance of additional shares of Chemical Common Stock pursuant to any stock offering, dividend reinvestment plan, or direct investment plan of Chemical, pursuant to the exercise of stock options awarded under any director, employee or affiliate stock option plans of Chemical or its subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or affiliate of Chemical or any of its subsidiaries pursuant to any stock option, deferred stock compensation, thrift, stock purchase plan or other compensation or benefit plans of Chemical (collectively, "Chemical Permitted Issuances").

                              2.2.4          Changes in Capital. Subject only to making any adjustment provided in this Section 2.2, nothing contained in this Plan of Merger shall preclude Chemical from amending its articles of incorporation to change its capital structure or from issuing additional shares of Chemical Common Stock, preferred stock, shares of other capital stock or securities that are convertible into shares of capital stock.

                              2.2.5          Loan Loss and Shareholders' Equity Levels Adjustment. As set forth in the O.A.K. Allocation Schedule, if the aggregate of (i), (ii), (iii) and (iv) exceeds $10,000,000 by an amount up to a maximum of $5,000,000, then the Merger Consideration shall be adjusted as set forth in this Section 2.2.5: (i) the sum of the excess, if any, of the Specific Loan Reserves and Charge-Offs over the Individual Specific Loan Potential Adjustment for each Specific Loan; (ii) the O.A.K. Identified Loan Reserves and Charge-Offs; (iii) the Nonspecific Loan Charge-Offs; and (iv) the quotient of (A) the shortfall of O.A.K.'s Shareholders' Equity below $69,000,000 and (B) 0.65 (collectively, the "Losses").

                                        (a)          For purposes of this Section 2.2.5, the "Transaction Value" shall mean $83,793,270.

                                        (b)          For every dollar that the Losses exceed $10,000,000 (up to a maximum of $5,000,000), the Transaction Value shall be reduced by $1.50 (the "Adjusted Transaction Value").

                                        (c)          The Adjusted Transaction Value shall be divided by 2,703,009 (the "Per Share Adjusted Transaction Value").

                                        (d)          The Per Share Adjusted Transaction Value shall be divided by $23.73 (the "Reduced Merger Consideration"). If this Section 2.2.5 is applicable, then this Plan of Merger shall remain in effect in accordance with its terms except the Merger Consideration shall be equal to the Reduced Merger Consideration.

                    2.3          Increase in Outstanding Shares of O.A.K. Common Stock. If the number of shares of O.A.K. Common Stock outstanding is greater than 2,703,009 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), other than as a result of O.A.K. Permitted Issuances, then the Merger Consideration shall be adjusted by multiplying it by a fraction (i) the numerator of which shall be 2,703,009, and (ii) the denominator of which shall be the total number of shares of O.A.K. Common Stock outstanding as of the Effective Time of the Merger, excluding O.A.K. Permitted Issuances. "O.A.K. Permitted Issuances" include and are limited to the issuance of not more than 26,357 shares of O.A.K. Common Stock upon the exercise of currently outstanding stock options granted under O.A.K.'s 1999 Stock Compensation Plan and 1999 Directors' Stock Option Plan (collectively, the "O.A.K. Stock Option Plans").

                    2.4          Cessation of Shareholder Status. As of the Effective Time, each record holder of shares of O.A.K. Common Stock outstanding immediately prior to the Effective Time shall cease to be a shareholder of O.A.K. and shall have no rights as a shareholder of O.A.K. Each stock certificate representing shares of O.A.K. Common Stock outstanding immediately prior to the Effective Time ("Old Certificates") shall represent solely the right to receive the Merger Consideration as provided in this Plan of Merger.

                    2.5          Surrender of Old Certificates and Payment of Merger Consideration. After the Effective Time, Old Certificates may be exchanged for the Merger Consideration in the following manner:

                              2.5.1          Transmittal Materials. Within 10 Business Days after the Effective Time, Chemical shall send or cause to be sent to each record holder of O.A.K. Common Stock as of the Effective Time transmittal materials for use in exchanging that holder's Old Certificates, to receive the Merger Consideration, and to enroll or not enroll in Chemical's dividend reinvestment plan. The transmittal materials will contain instructions with respect to the surrender of Old Certificates and the selection of the option to enroll in Chemical's dividend reinvestment plan. In the absence of a selection to enroll in Chemical's dividend reinvestment plan, the shareholder shall not be automatically enrolled in Chemical's dividend reinvestment plan.

                              2.5.2          Exchange Agent. On or before the Effective Time, Chemical will give to Computershare Investor Services, LLC, or such other bank or trust company as Chemical may designate (the "Exchange Agent"), written notice of the number of shares of Chemical Common Stock issuable in the Merger. From time to time after the Effective Time, Chemical shall make available or cause to be made available to the Exchange Agent cash sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments for fractional shares to the holders of O.A.K. Common Stock issued and outstanding immediately prior to the Effective Time and entitled to receive such payment.

                              2.5.3          Payment of Merger Consideration. Chemical shall cause the Exchange Agent to promptly (i) cause to be issued to the persons entitled thereto a check for the fractional shares in the amount to which the persons are entitled, if any, after giving effect to any required tax withholding, and (ii) register and issue stock certificates representing the shares of Chemical Common Stock issuable to former O.A.K. shareholders of record, in the names and to the addresses that appear on O.A.K.'s stock records as of the Effective Time, or in such other name or to such other address as may be specified by the shareholder of record in transmittal materials received by the Exchange Agent; provided, that with respect to each former O.A.K. shareholder, the Exchange Agent shall have received all of the Old Certificates held by that shareholder, or an affidavit of loss and indemnity bond for such certificate or certificates paid for by such shareholder, together with properly executed transmittal materials, and such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Chemical and the Exchange Agent.

                              2.5.4          Dividends Pending Surrender. Whenever a dividend is declared by Chemical on Chemical Common Stock that is payable to shareholders of record of Chemical's Common Stock as of a record date after the Effective Time, the declaration shall include dividends on all shares of Chemical Common Stock issuable under this Plan of Merger. No former shareholder of O.A.K. shall be entitled to receive payment of any such dividend until the Exchange Agent has received all of that shareholder's Old Certificates (or an affidavit of loss and indemnity bond for such certificates) pursuant to properly submitted transmittal materials. Upon the exchange of that shareholder's Old Certificates (or an affidavit of loss and indemnity bond for such certificates), the shareholder shall be entitled to receive from Chemical an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, that may have been imposed or paid thereon) declared and paid with respect to the shares of Chemical Common Stock represented thereby. If such a shareholder has elected to enroll in Chemical's dividend reinvestment plan, such amount shall be credited as a cash purchase for investment at the plan's next regular investment date.

                              2.5.5          Stock Transfers. After the Effective Time, there shall be no transfers on O.A.K.'s stock records of any shares of O.A.K. Common Stock that were issued and outstanding immediately prior the Effective Time. If, after the Effective Time, Old Certificates are properly presented for transfer, they shall be canceled and exchanged for the Merger Consideration as provided in this Plan of Merger. After the Effective Time, ownership of such shares as represented by any Old Certificates may be transferred only on the stock records of Chemical. If payment is to be made to a person other than the registered holder of the Old Certificate surrendered, it shall be a condition of the payment that the Old Certificate so surrendered shall be properly endorsed or accompanied by an executed stock power, with a satisfactory signature guarantee, and shall be in proper form for transfer. A record holder of any Old Certificate requesting payment of the Merger Consideration to another person shall pay any transfer or other taxes required by reason of the requested transfer or establish to the satisfaction of Chemical or the Exchange Agent that the tax has been paid or is not applicable.

                              2.5.6          Unclaimed Cash and Shares.  While Chemical intends to keep any undisbursed funds with the Exchange Agent, 180 days following the Effective Time, Chemical shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent that have not been disbursed to holders of Old Certificates. Thereafter, such holders shall be entitled to look to Chemical only as general creditors with respect to the cash payable upon due surrender of their Old Certificates. If requested by Chemical, the Exchange Agent shall also deliver to Chemical a certified list of the names and addresses of all former registered holders of O.A.K. Common Stock who have not then surrendered their Old Certificates to receive the Merger Consideration to which they are entitled. Notwithstanding the foregoing, none of the Exchange Agent, Chemical, or O.A.K. shall be liable to any holder of Old Certificates for any amount paid to a public authority pursuant to any applicable abandoned property, escheat, or similar law.

                              2.5.7          Exchange Agent's Discretion. The Exchange Agent shall have discretion to determine and apply reasonable terms and conditions as the Exchange Agent may impose to conduct an orderly exchange of Old Certificates for the Merger Consideration.

                              2.5.8          Exchange Agent Expenses. Chemical shall pay all charges and expenses, including those of the Exchange Agent, in connection with the payment of the Merger Consideration in exchange for Old Certificates.

                              2.5.9          No Fractional Shares. No certificates or scrip representing fractional shares of Chemical Common Stock shall be issued in the Merger upon the surrender of Old Certificates. No fractional interest in any share of Chemical Common Stock resulting from the Merger shall be entitled to any part of a dividend, distribution or stock split with respect to shares of Chemical Common Stock nor entitle the record holder to vote or exercise any rights of a shareholder with respect to that fractional interest. In lieu of issuing any fractional share, each holder of an Old Certificate who would otherwise have been entitled to a fractional share of Chemical Common Stock upon surrender of all Old Certificates for exchange shall be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the Final Chemical Price. If a holder of record of any Old Certificate has elected to enroll in Chemical's dividend reinvestment plan, then the cash in lieu of fractional shares shall be held for reinvestment at the plan's next regular investment date.

                    2.6          Stock Options.

                              2.6.1 Conversion of Options. Each unexercised stock option under the O.A.K. Stock Option Plans outstanding at the Effective Time ("Unexercised Options") shall become, at the Effective Time, an option to purchase that number of shares of Chemical Common Stock equal to the number of shares of O.A.K. Common Stock subject to such Unexercised Option multiplied by the Merger Consideration, rounded to the nearest whole share.

                              2.6.2          Option Exercises. The exercise price per share of Chemical Common Stock under each Unexercised Option shall be equal to the exercise price per share of the O.A.K. Common Stock that was purchasable under any such Unexercised Option divided by the Merger Consideration (rounded to the nearest whole cent).

                              2.6.3          ISOs. Each Unexercised Option that is an "incentive stock option" as defined in Section 422 of the Code shall be adjusted as required by Section 424 of the Code and the regulations issued thereunder so as not to constitute a modification, extension or renewal of that option within the meaning of Section 424 of the Code.

                              2.6.4          Option Plans Assumption. As of the Effective Time of the Merger, Chemical shall assume the rights, duties and obligations of O.A.K. under the O.A.K. Stock Option Plans, as amended by this Plan of Merger. The duration and other terms and conditions of the Unexercised Options shall be the same as the options granted pursuant to the O.A.K. Stock Option Plans, except that any reference to O.A.K. shall be considered to be a reference to Chemical. In no event shall any subsequent merger or amendment of the O.A.K. Stock Option Plans adversely affect the terms, rights, benefits, and features of the Unexercised Options without the consent of the holders thereof.

                              2.6.5          Registration. Chemical shall use commercially reasonable efforts to have available for issuance a sufficient number of shares of Chemical Common Stock for delivery upon exercise of any outstanding Unexercised Options. Chemical shall use all commercially reasonable efforts to file before or promptly after the Effective Time, and use all commercially reasonable efforts to maintain the effectiveness of, a registration statement with the Securities and Exchange Commission (the "SEC") covering any outstanding Unexercised

Options and the sale of the Chemical Common Stock issuable upon exercise of such Unexercised Options so long as any Unexercised Options remain outstanding.

                              2.6.6          No New Options. At the Effective Time, the O.A.K. Stock Option Plans shall be terminated with respect to the granting of any additional stock options or option rights.

                              2.6.7          No Cash Surrender. In no event and at no time shall O.A.K. (including its board of directors or any committee thereof) permit or allow any holder of any outstanding options for O.A.K. Common Stock to receive cash in exchange for the cancellation of any such options.

                    2.7          Upset Provision. After Closing is properly called pursuant to Section 1.2, O.A.K. shall have the right to terminate this Plan of Merger upon written notice to Chemical if the Upset Condition then exists.

                              2.7.1          The "Upset Condition" shall have occurred if both of the following conditions exist:

                                        (a)          The Final Chemical Price is less than $18.98 (the "Floor Chemical Price"); and

                                        (b)          The number determined by dividing the Final Chemical Price by $23.73 (the "Initial Chemical Price") is less than the number obtained by subtracting (i) 0.20 from (ii) the quotient obtained by dividing the Final Index Price by the Initial Index Price.

                              2.7.2          The "Final Chemical Price" means the average closing price of Chemical Common Stock for the 20 trading days ending on the sixth Business Day prior to the date of Closing on which shares of Chemical Common Stock were actually traded in transactions reported on the Nasdaq Stock Market (the "Pricing Period").

                              2.7.3          The "Initial Index Price" means the closing price of the Nasdaq Bank Index (Nasdaq:IXBK), a sector index maintained by the Nasdaq Stock Market ("Bank Index") on December 30, 2009.

                              2.7.4          The "Final Index Price" means the closing price of the Bank Index on the last day of the Pricing Period.

                    2.8          Rights in Upset Condition.

                              2.8.1          O.A.K. If the Upset Condition exists, O.A.K. shall have the right, exercisable at any time prior to 5:00 pm Midland, Michigan time on the second Business Day after the last day of the Pricing Period (the "Exercise Period") to (i) proceed with the Merger on the basis of the Merger Consideration set forth in Section 2.1.5, subject to applicable adjustment as provided in Section 2.2, by delivering to Chemical within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Chemical; or (ii) request Chemical to adjust the Merger Consideration by delivering to Chemical within the Exercise Period written notice to such effect (an "Increase Notice") to an amount of Merger Consideration computed by multiplying the Merger Consideration by a fraction that has as its numerator the Floor Chemical Price and that has as its denominator the Final Chemical Price (the "Adjusted Merger Consideration").

                              2.8.2          Chemical. If the Upset Condition occurs and Chemical receives an Increase Notice, Chemical shall either accept or decline the Adjusted Merger Consideration by delivering written notice of its decision to O.A.K. at or before 5:00 pm Midland, Michigan time on the second Business Day after receipt of the Increase Notice (the "Acceptance Period"). If Chemical accepts the Adjusted Merger Consideration within the Acceptance Period, this Plan of Merger shall remain in effect in accordance with its terms except the Merger Consideration shall be equal to the Adjusted Merger Consideration. If Chemical declines the Adjusted Merger Consideration or fails to deliver written notice of its decision to accept or decline the Adjusted Merger Consideration within the Acceptance Period, the Merger shall be abandoned and this Agreement shall thereupon terminate without further action by O.A.K. or Chemical effective as of 5:00 pm Midland, Michigan time on the Business Day following the expiration of the Acceptance Period; provided, that if Chemical so declines the Adjusted Merger Consideration or fails to deliver written notice of its decision to accept or decline the Adjusted Merger Consideration within the Acceptance Period, O.A.K. may, by written notice delivered to Chemical at or before 5:00 pm Midland, Michigan time on the Business Day following the expiration of the Acceptance Period, elect to proceed with the Merger on the basis of the Merger Consideration set forth in Section 2.1.5, subject to applicable adjustment as provided in Section 2.2, and, upon such election, no abandonment of the Merger or termination of the Plan of Merger shall be deemed to have occurred, this Plan of Merger shall remain in effect in accordance with its terms, and the Closing shall thereafter occur, in accordance with the terms of this Plan of Merger.

ARTICLE III - CHEMICAL'S REPRESENTATIONS AND WARRANTIES

                    Except as disclosed in a correspondingly numbered section of Chemical's disclosure statement (the "Chemical Disclosure Statement") delivered by Chemical to O.A.K. prior to the execution of this Plan of Merger, Chemical represents and warrants to O.A.K. that the statements contained in Article III are true and correct; provided, however, the disclosure in the Chemical Disclosure Statement of an item or matter in response or in reference to one provision or representation shall be deemed responsive to other provisions and representations where the applicability of such item or matter to other provisions is reasonably apparent.

                    3.1          Authorization, No Conflicts, Etc.

                              3.1.1          Authorization of Agreement. Chemical has the requisite corporate power and authority to execute and deliver this Plan of Merger and to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted and the consummation of the Merger has been duly authorized by the Board of Directors of Chemical. The Board of Directors of Chemical has unanimously determined that this Plan of Merger and the transactions contemplated hereby are in the best interests of Chemical. No other corporate proceedings on the part of Chemical are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and

(assuming due authorization, execution and delivery by O.A.K.) constitutes valid and binding obligations of Chemical, and is enforceable against Chemical in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                              3.1.2          No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Chemical, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of Chemical's or any Chemical Subsidiary's articles of incorporation, bylaws, articles of organization, operating agreement or similar organizational documents; or (b) any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to Chemical or any Chemical Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4. For purposes of this Plan of Merger, each of the following is a "Chemical Subsidiary" and, collectively, they are the "Chemical Subsidiaries": Chemical Bank, a Michigan state-chartered bank, CFC Financial Services, Inc., a Michigan corporation, CFC Title Services, Inc., a Michigan corporation, Shoreline Insurance Services, Inc., a Michigan corporation, Chemical Loan Management Corporation, a Michigan corporation, Chemical Loan Services, LLC, a Michigan limited liability company, Chemical Collateral Holding Company, LLC, a Michigan limited liability company, and JV Midland No. 1, LLC, a Michigan limited liability company.

                              3.1.3          Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by Chemical, and the consummation of the Merger, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or any regulatory agreement or commitment to which Chemical or any Chemical Subsidiary is a party or subject, or by which it is bound or affected.

                              3.1.4          Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the transactions contemplated by this Plan of Merger by Chemical other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act"), the Federal Deposit Insurance Act, as amended (the "FDI Act"), and the Michigan Banking Code of 1999, as amended (the "Michigan Banking Code"). Chemical does not know of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the process would be materially impeded.

                    3.2          Organization and Good Standing. Chemical is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Chemical has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Chemical is a financial holding company duly registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Federal Bank Holding Company Act. Chemical is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure would not have a Material Adverse Effect on Chemical.

                    3.3          Subsidiaries. Except for Chemical Midland No. 1, LLC, Chemical owns, directly or indirectly, all of the issued and outstanding shares of capital stock or membership interests of the Chemical Subsidiaries free and clear of all claims, security interests, pledges, or liens of any kind. Chemical owns, directly or indirectly, 50 percent of the membership interests of Chemical Midland No. 1, LLC free and clear of all claims, security interests, pledges, or liens of any kind. Each of Chemical's Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) through (iii) as would not be reasonably likely to have either individually or in the aggregate a Material Adverse Effect on Chemical.

                    3.4          Capital Stock.

                              3.4.1          Classes and Shares. The authorized capital stock of Chemical consists of 30,200,000 shares, divided into two classes, as follows: (i) 30,000,000 shares of common stock, par value $1.00 per share, of which 23,891,321 shares were issued and outstanding as of the date of this Plan of Merger; and (ii) 200,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of the date of this Plan of Merger.

                              3.4.2          No Other Capital Stock. As of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of Chemical, except (i) as described in, or as contemplated by, this Plan of Merger; (ii) stock options for not more than 799,750 shares of Chemical Common Stock awarded pursuant to stock option plans for directors, officers or employees of Chemical or its affiliates; (iii) provisions for the grant or sale of up to 1,207,706 shares of Chemical Common Stock or the right to receive such shares to, or for the account of, employees and directors pursuant to stock option, deferred stock compensation, stock purchase and other benefit plans; and (iv) shares of Chemical Common Stock issuable under Chemical's dividend reinvestment plan.

                              3.4.3          Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of Chemical Common Stock is not subject to change before the Effective Time, except for Chemical Permitted Issuances.

                              3.4.4          Voting Rights. Neither Chemical nor the Chemical Subsidiaries have outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

                              3.4.5          Appraisal Rights. No shareholder of Chemical will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

                    3.5          Chemical Common Stock. The shares of Chemical Common Stock to be issued in the Merger in accordance with this Plan of Merger, when issued as contemplated by this Plan of Merger, will be validly issued, fully paid, and nonassessable shares.

                    3.6          Financial Statements.

                              3.6.1          Financial Statements. The consolidated financial statements of Chemical as of and for each of the three years ended December 31, 2008, 2007, and 2006, as reported on by Chemical's independent accountants, and the unaudited consolidated financial statements of Chemical and the Chemical Subsidiaries as of and for each month in 2009 ended before the date of this Plan of Merger, including all schedules and notes relating to such statements, as previously delivered to O.A.K. (collectively, "Chemical's Financial Statements"), fairly present, and the unaudited consolidated financial statements of Chemical as of and for each quarter and month ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Chemical as of the respective dates of and for the periods referred to in such financial statements, all (except for monthly reports) in accordance with accounting principles generally accepted in the United States ("GAAP"), consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on Chemical) and the absence of notes (that, if presented, would not differ materially from those included in Chemical's Financial Statements). No financial statements of any entity or enterprise other than the Chemical Subsidiaries are required by GAAP to be included in the consolidated financial statements of Chemical.

                              3.6.2          Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

                                        (a)          The Consolidated Reports of Condition and Income (Form FFIEC 041) of Chemical Bank (including any amendments) as of and for each of the fiscal years ended December 31, 2008, 2007, and 2006, and for each quarter in 2009 ended before the date of this Plan of Merger as filed with the Federal Deposit Insurance Corporation ("FDIC"); and

                                        (b)          The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for Chemical as of and for each of the fiscal years ended December 31, 2008, 2007, and 2006, and for each quarter in 2009 ended before the date of this Plan of Merger as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by Chemical or Chemical Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 3.6.2 are collectively referred to as the "Chemical Call Reports."

                    3.7          Absence of Certain Changes or Events. Except as and to the extent reflected or reserved against in Chemical's Financial Statements as of September 30, 2009, neither Chemical nor any of the Chemical Subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, there was a reasonable probability would have a Material Adverse Effect on Chemical.

                    3.8          Absence of Material Adverse Changes. Since September 30, 2009, there has been no change in the financial condition, income, expenses, assets, liabilities or business of Chemical or any Chemical Subsidiary that had or in the future is reasonably likely to have a Material Adverse Effect on Chemical, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on Chemical, other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

                    3.9          Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to the knowledge of Chemical, threatened by any person, including without limitation any governmental or regulatory agency, against Chemical or any of the Chemical Subsidiaries, or the assets or business of Chemical or any of the Chemical Subsidiaries, any of which is reasonably likely to have a Material Adverse Effect on Chemical. To the knowledge of Chemical, there is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

                    3.10          Regulatory Filings. In the last three years:

                              3.10.1          SEC Filings. Chemical has filed, and will in the future continue to file, in a timely manner all required filings with the SEC;

                              3.10.2          Regulatory Filings. Each of Chemical and the Chemical Subsidiaries has filed in a timely manner all filings with regulatory bodies for which filings are required; and

                              3.10.3          Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such filings complied in all material respects with all laws, regulations, forms, and guidelines applicable to such filings.

                    3.11          No Indemnification Claims. To the knowledge of Chemical, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement by Chemical or any Chemical Subsidiary of any such person.

                    3.12          Conduct of Business. Each of Chemical and the Chemical Subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, and privacy and Environmental Laws; except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on Chemical.

                    3.13          Proxy Statement, Etc.

                              3.13.1          Transaction Documents. The term "Transaction Documents" shall collectively mean: (i) the registration statement to be filed by Chemical with the SEC (the "Registration Statement") in connection with the Chemical Common Stock to be issued in the Merger; (ii) the prospectus and proxy statement (the "Prospectus and Proxy Statement") to be mailed to O.A.K. shareholders in connection with the meeting of O.A.K. shareholders to consider approval of the Plan of Merger (the "Shareholder Meeting"); and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, any other regulatory agency in connection with the Merger, or the State of Michigan.

                              3.13.2          Accurate Information. The information to be supplied by Chemical for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (i) at the respective times such Transaction Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and (iii) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Shareholder Meeting.

                              3.13.3          Compliance of Filings. All Transaction Documents that Chemical and any Chemical Subsidiary is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

                    3.14          Agreements With Bank Regulators. Neither Chemical nor any Chemical Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has Chemical nor any Chemical Subsidiary been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither Chemical nor any Chemical Subsidiary is required by applicable law to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior or executive officer.

                    3.15          Investment Bankers and Brokers. Chemical has employed Keefe, Bruyette & Woods, Inc. ("Chemical Investment Banker") in connection with the Merger. Chemical, the

Chemical Subsidiaries, and their respective affiliates, directors, officers, investment bankers, attorneys, and agents (collectively, "Chemical's Representatives") have not employed, engaged, or consulted with any broker, finder, or investment banker other than Chemical Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by Chemical to Chemical Investment Banker in connection with the Merger, as described in the Chemical Disclosure Statement, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation payable by Chemical or any Chemical Subsidiary to any person with respect to the Plan of Merger or the consummation of the Merger. True and complete copies of each agreement, arrangement, and understanding between Chemical and Chemical Investment Banker are included in the Chemical Disclosure Statement.

                    3.16          Books and Records. The books of account, minute books, stock record books, and other records of Chemical are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Chemical and the Chemical Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects.

                    3.17          Necessary Capital. Based on the financial condition of O.A.K. as reflected in O.A.K.'s Financial Statements, Chemical has the necessary capital required by the regulations of the Federal Reserve Board to consummate the transactions contemplated by this Plan of Merger and remain categorized as "well-capitalized" under applicable regulations.

                    3.18          Allowance for Loan Losses. The allowance for loan losses as reflected in Chemical's Financial Statements and the Chemical Call Reports as of December 31, 2008 and September 30, 2009 was, in the reasonable opinion of management, (i) adequate to meet all reasonably anticipated loan and lease losses net of recoveries related to loans previously charged off as of those dates, and (ii) consistent with GAAP and safe and sound banking practices.

                    3.19          Public Communications; Securities Offering. Each annual report, quarterly report, proxy material, press release, or other communication previously sent or released by Chemical to Chemical's shareholders or the public during the last three years, as such communications may have been amended, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV - O.A.K.'S REPRESENTATIONS AND WARRANTIES

                    Except as disclosed in a correspondingly numbered section of O.A.K.'s disclosure statement (the "O.A.K. Disclosure Statement") delivered by O.A.K. to Chemical prior to the execution of this Plan of Merger, O.A.K. represents and warrants to Chemical that the statements contained in Article IV are true and correct; provided, however, the disclosure in the O.A.K. Disclosure Statement of an item or matter in response or in reference to one provision or representation shall be deemed responsive to other provisions and representations where the applicability of such item or matter to other provisions is reasonably apparent.

                    4.1          Authorization, No Conflicts, Etc.

                              4.1.1          Authorization of Agreement. O.A.K. has the requisite corporate power and authority to execute and deliver this Plan of Merger, and subject to the affirmative vote of the holders of at least a majority of the shares of O.A.K. Common Stock entitled to vote in accordance with the MBCA (the "O.A.K. Shareholder Approval"), to consummate the transactions contemplated by this Plan of Merger. This Plan of Merger has been duly adopted and the consummation of the Merger has been duly authorized by the Board of Directors of O.A.K. The Board of Directors of O.A.K. has unanimously (i) determined that this Plan of Merger and the transactions contemplated hereby are in the best interests of O.A.K. and its shareholders, (ii) directed that this Plan of Merger and the transactions contemplated by this Agreement be submitted to O.A.K. shareholders for approval at a duly held meeting of such shareholders, and (iii) recommended that the O.A.K. shareholders approve this Plan of Merger and the Merger. Except for the O.A.K. Shareholder Approval, no other corporate proceedings on the part of O.A.K. are necessary to authorize this Plan of Merger or to consummate the Merger. This Plan of Merger has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Chemical) constitutes valid and binding obligations of, O.A.K. and is enforceable against O.A.K. in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                              4.1.2          No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by O.A.K., and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (i) any provision of O.A.K.'s or any O.A.K. Subsidiary's articles of incorporation, bylaws, articles of organization, operating agreement or similar organizational documents; or (ii) any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to O.A.K. or any O.A.K. Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4. For purposes of this Plan of Merger, each of the following is an "O.A.K. Subsidiary" and, collectively, they are the "O.A.K. Subsidiaries": Byron Bank, a Michigan state-chartered bank, Byron Investment Services, Inc., a Michigan corporation, Byron Insurance Agency, Inc., a Michigan corporation, O.A.K. Title Insurance Agency, Inc., a Michigan corporation, O.A.K. Employee Leasing Company, a Michigan corporation, Byron Acquisition, LLC, a Michigan limited liability company, and OAK Title Agency II, LLC, a Michigan limited liability company.

                              4.1.3          Regulatory Restrictions. The execution, delivery, and performance of this Plan of Merger by O.A.K., and the consummation of the Merger, do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or any regulatory agreement or commitment to which O.A.K. or any O.A.K. Subsidiary is a party or subject, or by which it is bound or affected.

                              4.1.4          Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the transactions contemplated by this Plan of Merger by O.A.K. other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. O.A.K. does not know of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the process would be materially impeded.

                    4.2          Organization and Good Standing. O.A.K. is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. O.A.K. has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. O.A.K. is a bank holding company duly registered as such with the Federal Reserve Board under the Federal Bank Holding Company Act. O.A.K. is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure would not have a Material Adverse Effect on O.A.K.

                    4.3          Subsidiaries. The only direct or indirect subsidiaries (i.e., direct or indirect equity interest of 20% or more) of O.A.K. are the O.A.K. Subsidiaries.

                              4.3.1          Ownership. Other than the O.A.K. Subsidiaries, O.A.K. does not have "Control" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation, general or limited partnership, limited liability company, trust or other entity engaged in an active trade or business or that holds any significant assets. O.A.K. or an O.A.K. Subsidiary owns all of the issued and outstanding capital stock of each of the O.A.K. Subsidiaries, free and clear of any claim, security interest, pledge, or lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock of any O.A.K. Subsidiary.

                              4.3.2          Organization and Good Standing. Each of O.A.K.'s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) through (iii) as would not be reasonably likely to have either individually or in the aggregate a Material Adverse Effect on O.A.K.

                              4.3.3          Deposit Insurance; Other Assessments. Byron Bank maintains in full force and effect deposit insurance through the Deposit Insurance Fund of the FDIC. Byron Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect. Byron Bank has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.

                    4.4          Capital Stock.

                              4.4.1          Classes and Shares. The authorized capital stock of O.A.K. consists of 4,500,000 shares, divided into two classes, as follows (i) 4,000,000 shares of common stock, par value $1.00 per share, of which 2,703,009 shares were issued and outstanding as of the date of this Plan of Merger; and (ii) 500,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of the date of this Plan of Merger.

                              4.4.2          No Other Capital Stock. As of the date of this Plan of Merger, there is no security or class of securities outstanding that represents or is convertible into capital stock of O.A.K., except (i) as described in, or as contemplated by, this Plan of Merger; (ii) stock options for not more than 26,357 shares of O.A.K. Common Stock awarded pursuant to stock option plans for directors, officers or employees of Chemical or its affiliates; and (iii) provisions for the grant or sale of up to 238,835 shares of O.A.K. Common Stock or the right to receive such shares to, or for the account of, employees and directors pursuant to stock option, deferred stock compensation, stock purchase and other benefit plans.

                              4.4.3          Issuance of Shares. After the date of this Plan of Merger, the number of issued and outstanding shares of O.A.K. Common Stock is not subject to change before the Effective Time, except for O.A.K. Permitted Issuances.

                              4.4.4          Voting Rights. Other than the shares of O.A.K. Common Stock described in this Section 4.4, neither O.A.K. nor the O.A.K. Subsidiaries have outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

                              4.4.5          Appraisal Rights. No shareholder of O.A.K. will be entitled to appraisal rights pursuant to the MBCA as a result of the consummation of the Merger.

                    4.5          Financial Statements.

                              4.5.1          Financial Statements. The consolidated financial statements of O.A.K. as of and for each of the three years ended December 31, 2008, 2007, and 2006, as reported on by O.A.K.'s independent accountants, and the unaudited consolidated financial statements of O.A.K. and the O.A.K. Subsidiaries as of and for each month in 2009 ended before the date of this Plan of Merger, including all schedules and notes relating to such statements, as previously delivered to Chemical (collectively, "O.A.K.'s Financial Statements"), fairly present, and the unaudited consolidated financial statements of O.A.K. as of and for each quarter and month ending after the date of this Plan of Merger until the Effective Time, including all schedules and notes relating to such statements, will fairly present, the financial condition and the results of operations, changes in shareholders' equity, and cash flows of O.A.K. as of the respective dates of and for the periods referred to in such financial statements, all (except for monthly reports) in accordance with GAAP, consistently applied, subject, in the case of unaudited interim financial statements, to normal, recurring year-end adjustments (the effect of which would not, individually or in the aggregate, have a Material Adverse Effect on O.A.K.) and the absence of notes (that, if presented, would not differ materially from those included in

O.A.K.'s Financial Statements). No financial statements of any entity or enterprise other than the O.A.K. Subsidiaries are required by GAAP to be included in the consolidated financial statements of O.A.K.

                              4.5.2          Call Reports. The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed:

                                        (a)          The Consolidated Reports of Condition and Income (Form FFIEC 041) of Byron Bank (including any amendments) as of and for each of the fiscal years ended December 31, 2008, 2007, and 2006, and for each quarter ended in 2009 before the date of this Plan of Merger as filed with the FDIC; and

                                        (b)          The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) (including any amendments) for O.A.K. as of and for each of the fiscal years ended December 31, 2008, 2007, and 2006, and for each quarter in 2009 ended before the date of this Plan of Merger as filed with the Federal Reserve Board.

All of such reports required to be filed prior to the Effective Time by O.A.K. or Byron Bank will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 4.5.2 are collectively referred to as the "O.A.K. Call Reports."

                    4.6          Absence of Certain Changes or Events. Except as and to the extent reflected or reserved against in O.A.K.'s Financial Statements as of September 30, 2009, neither O.A.K. nor the O.A.K. Subsidiaries had, as of such date, liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) that, as of such date, there was a reasonable probability would have a Material Adverse Effect on O.A.K.

                    4.7          Absence of Material Adverse Changes. Since September 30, 2009, there has been no change in the financial condition, income, expenses, assets, liabilities or business of O.A.K. or any O.A.K. Subsidiary that had or in the future is reasonably likely to have a Material Adverse Effect on O.A.K., other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole. No facts or circumstances have been discovered from which it reasonably appears that there is a reasonable probability that there will occur a change that could have a Material Adverse Effect on O.A.K., other than such changes that are caused by events and circumstances generally affecting the banking industry as a whole.

                    4.8          Legal Proceedings. There is no action, suit, proceeding, claim, arbitration, or investigation pending or, to the knowledge of O.A.K., threatened by any person, including without limitation any governmental or regulatory agency, against O.A.K. or any of the O.A.K. Subsidiaries, or the assets or business of O.A.K. or any of the O.A.K. Subsidiaries, any of which is reasonably likely to have a Material Adverse Effect on O.A.K. To the knowledge of O.A.K., there is no factual basis that presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

                    4.9          Regulatory Filings. In the last three years:

                              4.9.1          Regulatory Filings. Each of O.A.K. and the O.A.K. Subsidiaries has filed in a timely manner all filings with regulatory bodies for which filings are required; and

                              4.9.2          Complete and Accurate. All such filings, as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All such filings complied in all material respects with all laws, regulations, forms, and guidelines applicable to such filings.

                    4.10          No Indemnification Claims. To the knowledge of O.A.K., there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any agreement, contract, or arrangement providing for corporate indemnification or reimbursement of any such person.

                    4.11          Conduct of Business. Each of O.A.K. and the O.A.K. Subsidiaries has conducted its business and used its properties in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, fair lending, civil rights, employee protection, fair employment practices, fair labor standards, real estate settlement and procedures, insurance, and privacy, and Environmental Laws; except for violations (individually or in the aggregate) that would not have a Material Adverse Effect on O.A.K.

                    4.12          Proxy Statement, Etc.

                              4.12.1          Accurate Information. The information to be supplied by O.A.K. for inclusion or incorporation by reference in any Transaction Document will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (i) at the respective times such Transaction Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and (iii) with respect to the Prospectus and Proxy Statement, when it is mailed and at the time of the Shareholders' Meeting.

                              4.12.2          Compliance of Filings. All Transaction Documents that O.A.K. or any O.A.K. Subsidiary is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and regulation.

                    4.13          Agreements With Bank Regulators. Neither O.A.K. nor any O.A.K. Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental authority that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has O.A.K. nor any O.A.K.

Subsidiary been advised by any governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither O.A.K. nor any O.A.K. Subsidiary is required by applicable law to give prior notice to any Federal banking agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior or executive officer.

                    4.14          Tax Matters.

                              4.14.1          Taxes Defined. "Taxes" means any federal, state, county, local, or foreign taxes, charges, assessments, levies, deficiencies, or governmental fees, charges, payments or amounts required to be collected, withheld, or paid to any government, agency, or political subdivision of any government in respect of any tax or governmental fee or charge, together with any estimates, penalties, additions to tax or interest, due under any applicable law, regulation, rule, or ordinance to any governmental unit or agency, including, without limitation, payments with respect to income, profits, gross receipts, value added, ad valorem, employment, escheat, unemployment, withholding, backup withholding, nonresident alien withholding, social security, real property, personal property, sales, use, stamp, environmental, excise, intangibles, license, franchise, capital stock, and disability, and payments based on occupation, services rendered, real property, personal property or transfer.

                              4.14.2          Tax Returns. O.A.K. and each O.A.K. Subsidiary have duly and timely filed or delivered, and if necessary amended, all federal and foreign income tax returns, all state and local franchise and income tax, real and personal property tax, sales tax, use tax, premium tax, excise tax and other tax returns required to be filed, including information returns, estimates, declarations, reports, statements and other filings that are required by law, regulation, rule, or ordinance (collectively, "Tax Returns"). Each such Tax Return, as amended, is correct, complete and complies in all material respects with all applicable laws, regulations, rules, and ordinances. O.A.K. and the O.A.K. Subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.

                              4.14.3          Tax Assessments and Payments. All material Taxes due and payable by O.A.K. and the O.A.K. Subsidiaries have been paid or deposited in full as and when due, including applicable extension periods. Each of O.A.K. and the O.A.K. Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on O.A.K.'s Financial Statements as of December 31, 2008 and September 30, 2009, are sufficient for the payment of all accrued but unpaid Taxes as of the date indicated, whether or not disputed, with respect to all periods through December 31, 2008 and September 30, 2009. There is no lien on any of O.A.K.'s or the O.A.K. Subsidiaries' assets or properties with respect to Taxes, except for liens for Taxes not yet due and payable.

                              4.14.4          Tax Audits. None of the Tax Returns of O.A.K. and the O.A.K. Subsidiaries filed for any Tax year from and after December 31, 2003 has been audited by the

Internal Revenue Service ("IRS") or any state or local taxing authority. There is no Tax audit or legal or administrative proceeding concerning tax or information returns or the assessment or collection of Taxes pending or, to O.A.K.'s knowledge, threatened with respect to O.A.K. or any O.A.K. Subsidiary. No claim concerning the calculation, assessment or collection of Taxes has been asserted with respect to O.A.K. or any O.A.K. Subsidiary except for any claim that has been fully resolved and the costs of such resolution reflected in O.A.K.'s Financial Statements. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of O.A.K. or any O.A.K. Subsidiary.

                              4.14.5          Tax Accounting. Neither O.A.K. nor any O.A.K. Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amounts received on or prior to the Closing Date. No property of O.A.K. or any O.A.K. Subsidiary is "tax exempt use property" within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is exempt from tax under section 103(a) of the Code. Any federal income tax liability related to bad debt deductions of O.A.K. or any O.A.K. Subsidiary are recorded in O.A.K.'s Financial Statements.

                              4.14.6          Excess Parachute Payments. No compensation payable (whether in cash, stock, options, or other property or the vesting of property or other rights) by O.A.K., any O.A.K. Subsidiary, their affiliates, or any of their respective successors under any employment, option, benefit plan, severance, termination or other compensation arrangement currently in effect is, or will be, an "Excess Parachute Payment" (as defined in Section 280G of the Code).

                              4.14.7          Tax Positions. The tax and audit positions taken by O.A.K. and the O.A.K. Subsidiaries in connection with Tax Returns were reasonable and asserted in good faith. No listed or other reportable transaction within the meaning of Sections 6011, 6111 or 6112 of the Code or any comparable provision of any other applicable Tax law has been engaged in by, or with respect to, O.A.K. or any O.A.K. Subsidiary. O.A.K. and the O.A.K. Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

                              4.14.8          Divisive Reorganizations. Neither O.A.K. nor the O.A.K. Subsidiaries have participated in a transaction described in Section 355 of the Code and neither O.A.K. nor any of the O.A.K. Subsidiaries have been a "distributing corporation" or a "controlled corporation" within the meaning of section 355(a)(1)(A) of the Code within the three year period ending as of the date of this Agreement.

                              4.14.9 Successor Liability. Neither O.A.K. nor any O.A.K. Subsidiary is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which O.A.K. is or was the common parent) or otherwise has any liability for the Taxes of any party (other than its Taxes and those of the O.A.K. Subsidiaries). Neither O.A.K. nor any O.A.K. Subsidiary is a general partner in any partnership.

                    4.15          Title to Properties. O.A.K. and the O.A.K. Subsidiaries have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those real properties reflected in O.A.K.'s Financial Statements as of September 30, 2009, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

                              4.15.1          Reflected on Balance Sheet. As reflected on O.A.K.'s Financial Statements as of September 30, 2009;

                              4.15.2          Normal to Business. Liens for current Taxes not yet delinquent, and liens or encumbrances that are normal to the business of O.A.K. and that would not reasonably be expected to have a Material Adverse Effect on O.A.K.;

                              4.15.3          Immaterial Imperfections. Such imperfections of title, easements, restrictions, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby; and

                              4.15.4          Public Easements; Etc. Such public easements, public rights of way, and interests of units of government of record, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby.

                    4.16          Condition of Real Property. With respect to each parcel of real property owned, legally or beneficially, by O.A.K. or any O.A.K. Subsidiary ("O.A.K.'s Real Property") and also with respect to each parcel of real property leased or licensed by O.A.K. or any O.A.K. Subsidiary ("O.A.K.'s Leased Real Property"), and to the knowledge of O.A.K.:

                              4.16.1          No Encroachments. Except for encroachments that have been insured by a title insurance policy benefitting O.A.K. or an O.A.K. Subsidiary, no building or improvement to O.A.K.'s Real Property or O.A.K.'s Leased Real Property encroaches on any easement or property owned by another person. No building or property owned by another person encroaches on O.A.K.'s Real Property or O.A.K.'s Leased Real Property or on any easement benefiting O.A.K.'s Real Property or O.A.K.'s Leased Real Property. None of the boundaries of O.A.K.'s Real Property or O.A.K.'s Leased Real Property deviates substantially from those shown on the survey of such property, if any, included with the O.A.K. Disclosure Statement or from what the boundaries appear to be through visual inspection. No claim of encroachment has been asserted by any person with respect to any of O.A.K.'s Real Property or O.A.K.'s Leased Real Property.

                              4.16.2          Zoning; Private Restrictions. None of O.A.K., the O.A.K. Subsidiaries, O.A.K.'s Real Property, or O.A.K.'s Leased Real Property is in material violation of any applicable zoning regulation, building restriction, restrictive covenant, ordinance, or any law, order, regulation, or requirement.

                              4.16.3          Buildings. All buildings and improvements to O.A.K.'s Real Property and O.A.K.'s Leased Real Property are in good condition (normal wear and tear excepted), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.

                              4.16.4          No Condemnation. None of O.A.K.'s Real Property or O.A.K.'s Leased Real Property is the subject of any condemnation action. There is no proposal under active consideration by any public or governmental authority or entity to acquire O.A.K.'s Real Property or O.A.K.'s Leased Real Property for any governmental purpose.

                              4.16.5          Litigation. There are no claims, litigation, proceedings, or disputes pending or threatened against or relating to O.A.K.'s Real Property or O.A.K.'s Leased Real Property.

                              4.16.6          Agreements. There are no agreements, contracts, licenses, or leases, written or oral, which affect O.A.K.'s Real Property or O.A.K.'s Leased Real Property.

                              4.16.7          Assessments. There is no pending or proposed special assessment affecting or which may affect O.A.K.'s Real Property or O.A.K.'s Leased Real Property.

                              4.16.8 Validity. Each premises comprising O.A.K.'s Real Property and O.A.K.'s Leased Real Property is a lawfully existing parcel that is: (i) a valid platted parcel; (ii) a valid condominium unit; or (iii) a lawfully existing parcel within the meaning of the Land Division Act, Act No. 288 of the Public Acts of 1967, as amended.

                              4.16.9 Access. Each premises comprising O.A.K.'s Real Property and O.A.K.'s Leased Real Property has both legal and practical pedestrian and vehicular access to a public street.

                              4.16.10 Obligations. O.A.K. and each O.A.K. Subsidiary, as applicable, has paid all amounts due and owing and performed all obligations under each agreement that affects any of O.A.K.'s Real Property or O.A.K.'s Leased Real Property.

                    4.17          Real and Personal Property Leases. With respect to each lease and license pursuant to which O.A.K. or any O.A.K. Subsidiary, as lessee or licensee, has possession of real or personal property, excluding any personal property lease with payments of less than $25,000 per year ("O.A.K.'s Leases"):

                              4.17.1          Valid. Each of O.A.K.'s Leases is valid, effective, and enforceable against the lessor or licensor in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

                              4.17.2          No Default. There is no existing default under any of O.A.K.'s Leases or any event that with notice or passage of time, or both, would constitute a default with respect to O.A.K., any O.A.K. Subsidiary, or, to the knowledge of O.A.K., any other party to the contract, which default is reasonably expected to have a Material Adverse Effect on O.A.K.

                              4.17.3          Assignment. None of O.A.K.'s Leases contain a prohibition against assignment by O.A.K. or any O.A.K. Subsidiary, by operation of law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by Chemical or its subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger.

                              4.17.4          Disputes. To the knowledge of O.A.K., there are no disputes concerning the interpretation of any term, condition, or provision of any of O.A.K.'s Leases.

                              4.17.5 Leases. O.A.K. has included with O.A.K.'s Disclosure Statement true, complete, and correct copies of each of O.A.K.'s Leases.  O.A.K.'s Leases constitute the entire agreements between O.A.K. and its landlord(s) and licensor(s) concerning O.A.K.'s Leased Real Property.

                    4.18          Required Licenses, Permits, Etc. O.A.K. and the O.A.K. Subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of its business as presently conducted, except for those which would not reasonably be expected to have a Material Adverse Effect on O.A.K. All such licenses, certificates, franchises, and rights are in full force and effect. Byron Bank is an approved seller-servicer for each mortgage investor with whom each conducts business, all of which are identified in the O.A.K. Disclosure Statement, and holds all necessary permits, authorizations, or approvals necessary to carry on a mortgage banking business.

                    4.19          Material Contracts and Change of Control. Except as contained in the O.A.K. Disclosure Statement, neither O.A.K. nor any of the O.A.K. Subsidiaries are a party to any agreement or understanding described below.

                              4.19.1          Borrowing Commitments. Any commitment made to O.A.K. or the O.A.K. Subsidiaries permitting it to borrow money, any letter of credit, any pledge, any security agreement, any guarantee or any subordination agreement, or other similar or related type of understanding, involving an amount in excess of $500,000 as to which O.A.K. or any of the O.A.K. Subsidiaries are a debtor or pledgor.

                              4.19.2          Agency Relationships. Any agreement or understanding dealing with advertising, brokerage, licensing, dealership, representative, or agency relationships in excess of $25,000.

                              4.19.3          Benefit Plans. Any profit-sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement, or any other employee benefit plan or any plan, agreement, contract, authorization, or arrangement pursuant to which any person is or will become entitled to any benefit upon a change in control of O.A.K. or any of the O.A.K. Subsidiaries.

                              4.19.4          Correspondents. Any written correspondent banking contracts.

                              4.19.5          Asset Transactions. Any agreement or understanding (i) for the sale of its assets in excess of $25,000 outside of the ordinary course of business; (ii) for the grant of any preferential right to purchase any of its assets, properties, or rights in excess of $25,000; or (iii) which requires the consent of any third party to the transfer and assignment of any assets, properties, or rights in excess of $25,000.

                              4.19.6          Long-term Contracts. Any lease (excluding leases of real property otherwise identified in the O.A.K. Disclosure Statement) or any agreement or understanding which obligates O.A.K. or any of the O.A.K. Subsidiaries for a period in excess of one year, which has a value in excess of $25,000, to purchase, sell, or provide services, materials, supplies, merchandise, facilities, or equipment and which is not terminable without cost or penalty on not more than 60 days' notice.

                              4.19.7          Capital Expenditures. As of the date of this Agreement, any agreement or understanding for any one capital expenditure or a series of capital expenditures, the aggregate amount of which is in excess of $25,000.

                              4.19.8          Unfunded Loan Commitments. As of the date of this Agreement, any agreement or understanding entered into to make a loan not yet fully disbursed or funded to any person, wherein the undisbursed or unfunded amount exceeds $1,000,000.

                              4.19.9          Participation Agreements. As of the date of this Agreement, any loan participation agreement with any other person entered into and continuing in effect, in excess of $1,000,000 and on the books of O.A.K. or any O.A.K. Subsidiary.

                              4.19.10 Other Contracts. Any agreement or understanding not otherwise disclosed or excepted pursuant to this Section 4.19 that is material to the properties, financial condition, business, or results of operations of O.A.K. and the O.A.K. Subsidiaries, taken as a whole.

          All data processing contracts of O.A.K. or the O.A.K. Subsidiaries are cancelable by O.A.K. or the O.A.K. Subsidiaries on or before the Effective Time without cost, penalty, or further obligation. There is no other agreement, contract, loan, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument under which (i) a consent or approval is required, (ii) a prohibited assignment by operation of law could occur, (iii) a waiver or loss of any right could occur, or (iv) acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Plan of Merger, or the change of control or merger of O.A.K. or any O.A.K. Subsidiary or the liquidation of O.A.K. upon consummation of the Merger where any of the following could materially interfere with the ordinary course of business by O.A.K. or any O.A.K. Subsidiary (or Chemical or any of its subsidiaries as their successors) or have a Material Adverse Effect on O.A.K.: (i) the failure to obtain such consent or approval; (ii) the violation of the prohibition against assignment; (iii) the waiver or loss of any right; or (iv) the acceleration of any obligation. The execution and delivery of this Plan of Merger by O.A.K. will not subject Chemical or its subsidiaries to liability for tortious interference with contractual rights. Neither O.A.K. nor any O.A.K. Subsidiary is a party to any contract, agreement, arrangement, or understanding (other than ordinary and customary banking relationships) that would require any payment to another party upon termination in excess of $25,000.

                    4.20          Certain Employment Matters.

                              4.20.1          Employment Policies, Programs, and Procedures. The policies, programs, and practices of O.A.K. and the O.A.K. Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt) hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable federal, state, and local laws, orders, regulations, and ordinances governing or relating to employment and employer practices and facilities.

                              4.20.2          Record of Payments. There is no existing or outstanding material obligation of O.A.K. or the O.A.K. Subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for any Employment-Related Payment to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of O.A.K. and/or the O.A.K. Subsidiaries and paid when due or duly accrued in the ordinary course of business in accordance with GAAP.

                              4.20.3 Employment-Related Payments. For purposes of this Agreement, "Employment-Related Payments" include any payment to be made with respect to any contract for employment or severance agreement; unemployment compensation benefits; profit sharing, pension, or retirement benefits; social security benefits; compensation; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.

                              4.20.4          Employment Claims. There is no dispute, claim, or charge, pending or, to O.A.K.'s knowledge, threatened, alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy, or ordinance relating to employment or terms and conditions of employment. To the knowledge of O.A.K., there is no factual basis for any valid claim or charge with regard to such employment-related matters that could result in a loss to O.A.K. or the O.A.K. Subsidiaries of more than $25,000.

                              4.20.5          Employment Related Agreements. O.A.K. and the O.A.K. Subsidiaries are not parties to, or bound by, any oral or written, express or implied:

                                        (a)          Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of O.A.K. or any O.A.K. Subsidiary that is not terminable by O.A.K. or such O.A.K. Subsidiary upon 60 days' or less notice without penalty or obligation;

                                        (b)          Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, restricted stock, stock appreciation rights, stock awards, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing;

                                        (c)          Plan, contract, arrangement, understanding, or practice with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former director, employee or any spouse, child, member of the same household, estate, or survivor of any director or employee or former director or employee; or

                                        (d)          Collective bargaining agreement with respect to any of their employees or any labor organization to which their employees or any of them belong.

                    4.21          Employee Benefit Plans. With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each referred to as an "O.A.K. Employee Benefit Plan"), maintained by or for the benefit of O.A.K. or any O.A.K. Subsidiary or their predecessors or to which O.A.K. or any O.A.K. Subsidiary or their predecessors has made payments or contributions on behalf of its employees:

                              4.21.1          ERISA Compliance. O.A.K., the O.A.K. Subsidiaries, each O.A.K. Employee Benefit Plan, and all trusts created thereunder are in material compliance with ERISA both in form and operation, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

                              4.21.2          Internal Revenue Code Compliance. O.A.K., the O.A.K. Subsidiaries, and each O.A.K. Employee Benefit Plan and all trusts created thereunder are in material compliance with the applicable provisions of the Code both in form and operation. Each O.A.K. Employee Benefit Plan that is intended to be tax qualified under the Code has received a current favorable determination letter from the Internal Revenue Service.

                              4.21.3          Prohibited Transactions. No O.A.K. Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section 4975 of the Code or in Sections 406 and 408 of ERISA.

                              4.21.4          Plan Termination. No O.A.K. Employee Benefit Plan that is a qualified plan under Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued, or merged into another plan or trust after January 1, 1985, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Code and ERISA. With respect to each plan termination (other than the termination of the 401(k) plan as described in Section 5.15), all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS to the extent required by the Code and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC. Each O.A.K. Employee Benefit Plan can be terminated within thirty days, without payment of any additional contributions or amounts and without the vesting or acceleration of any benefits promised by such plan, and there has been no amendment of any such plan or other occurrence that could result in any such liability, vesting or acceleration of benefits.

                              4.21.5          Multiemployer Plan. No O.A.K. Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA and no circumstances exist that could cause O.A.K. or any member of a controlled group (now or at any time in the past) with O.A.K. to have "withdrawal liability" within the meaning of ERISA.

                              4.21.6          Defined Benefit Plan. No O.A.K. Employee Benefit Plan in effect as of the date of this Plan of Merger nor any previously terminated O.A.K. Employee Benefit Plan is or was a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

                              4.21.7          Payment of Contributions. O.A.K. has made when due all contributions required under each O.A.K. Employee Benefit Plan and under applicable laws and regulations. All contributions and payments made or accrued with respect to all O.A.K. Employee Benefit Plans and any related trusts, accounts or other funding vehicles that are intended or designed for favorable tax consequences or tax treatment have resulted in such consequences or treatment. Assets of any O.A.K. Employee Benefit Plan or any related trust, account or other funding vehicle that is intended or designed to be free from taxation of its income is not subject to any such or similar tax. No event has occurred or circumstance exists that will or could give rise to loss of intended tax consequences of any such O.A.K. Employee Benefit Plan or any related trust, account or other funding vehicle.

                              4.21.8          Payment of Benefits. There is no payment that has become due from any O.A.K. Employee Benefit Plan, any trust created thereunder, or from O.A.K. or any O.A.K. Subsidiary that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

                              4.21.9          Accumulated Funding Deficiency. No O.A.K. Employee Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Code and Section 302 of ERISA (whether or not waived).

                              4.21.10 Funding. Neither O.A.K. nor any O.A.K. Subsidiary has any liability to any governmental or regulatory body with respect to any O.A.K. Employee Benefit Plan or any related trust, account or other funding vehicle. Neither O.A.K. nor any O.A.K. Subsidiary owes premiums to the PBGC that are due but unpaid or has been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.

                              4.21.11 Filing of Reports. Each of O.A.K. and the O.A.K. Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each O.A.K. Employee Benefit Plan with the IRS, the United States

Department of Labor, and the PBGC as prescribed by the Code, ERISA, and the regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no material misstatements or omissions in any such filing.

                              4.21.12 No Statement. No statement, either written or oral, has been made by O.A.K. or any O.A.K. Subsidiary to any person with regard to any O.A.K. Employee Benefit Plan that was not in accordance with the O.A.K. Employee Benefit Plan and that could have a Material Adverse Effect.

                              4.21.13 No New Plans. Since December 31, 2008, there has been no establishment or amendment of any O.A.K. Employee Benefit Plan or any related trust, account or other funding vehicle, except amendments as required by ERISA or the Code.

                              4.21.14 No New or Increased Benefits. Since December 31, 2008, there has been no adoption of, or increase in the payments to or benefits under any O.A.K. Employee Benefit Plan.

                              4.21.15 No Claims. Other than claims for benefits submitted by employees or beneficiaries covered under any O.A.K. Employee Benefit Plan, no claim against, or legal proceeding involving, any O.A.K. Employee Benefit Plan and any related trust, account or other funding vehicle is pending or, to O.A.K.'s or any O.A.K. Subsidiary's knowledge, is threatened.

                              4.21.16 No Non-Deductible, Taxable or Grossed-Up Benefits. No payment that is owed or may become due to any director, officer, employee, or agent of O.A.K. or any O.A.K. Subsidiary will be non-deductible or subject to any penalty or excise tax; nor do any O.A.K. Employee Benefit Plans require O.A.K. or a O.A.K. Subsidiary to "gross up" or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

                              4.21.17 Deferred Compensation. No benefit provided by O.A.K. or an O.A.K. Subsidiary provides for payment of deferred compensation as defined in Section 409A of the Code that is not exempt from or in compliance with Section 409A in both form and operation.

                              4.21.18 Equity Plans. No stock options, stock appreciation rights or other grants of stock-based awards were backdated, spring-loaded, or granted at less than fair market value at the time of the grant.

                              4.21.19 No Retiree Health and Welfare Benefits. Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Internal Revenue Code, neither O.A.K. nor any O.A.K. Subsidiary provides health or welfare benefits for any retired of former employee following such employee's retirement or other termination of service.

                              4.21.20 Right to Modify and Terminate Retiree Health and Welfare Benefits. Each of O.A.K. and the O.A.K. Subsidiaries has the right to modify and terminate employee welfare benefit plans with respect to both retired and active employees.

                              4.21.21 No Acceleration. The consummation of the Merger will not result in the payment, vesting, or acceleration or any compensation or benefit, nor will it entitle any current or former employee to severance pay, unemployment compensation, or any other payment.

                              4.21.22 Self-Insured Benefits. Neither O.A.K. nor any O.A.K. Subsidiary provides health or welfare benefits that are self-insured. To the extent O.A.K. or an O.A.K. Subsidiary provides self-insured health or welfare benefits, all such benefits are covered by a stop-loss policy. To O.A.K.'s or any O.A.K. Subsidiary's knowledge, no claim for benefits has been made or is expected under a self-funded health or welfare benefit plan that would trigger stop-loss insurance.

                    4.22          Environmental Matters.

                              4.22.1          Owned or Operated Property. With respect to: (i) O.A.K.'s Real Property; (ii) O.A.K.'s Leased Real Property; and (iii) any other real estate owned by any O.A.K. Subsidiary (collectively referred to as the "O.A.K. Premises"):

                                        (a)          Construction and Content. None of the O.A.K. Premises is constructed of, or contains as a component part, asbestos or any other Hazardous Substance that (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any Hazardous Substance in amounts or concentrations that would reasonably be expected to be harmful to human health, safety and/or the environment. Without limiting the generality of this Section 4.22, the O.A.K. Premises are free of asbestos except for asbestos that has been properly sealed or encapsulated to the extent required by all applicable Environmental Laws (defined below) and all workplace safety and health laws and regulations.

                                        (b)          Uses of O.A.K. Premises. To the Knowledge of O.A.K., no part of the O.A.K. Premises has been used for the generation, manufacture, handling, containment, treatment, transportation, storage, disposal, or management of Hazardous Substances, except for storage of normal quantities of cleaning and maintenance products consistent with office use.

                                        (c)          Underground Storage Tanks. The O.A.K. Premises do not contain, and to the knowledge of O.A.K. have never contained, any underground storage tanks. With respect to any underground storage tank that is listed in the O.A.K. Disclosure Statement as an exception to the foregoing, each such underground storage tank presently or previously located on O.A.K. Premises has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment that has not been fully remediated.

                                        (d)          Absence of Contamination. To the knowledge of O.A.K., the O.A.K. Premises do not contain and are not contaminated by any reportable quantity, or any quantity or concentration in excess of applicable cleanup standards, of a Hazardous Substance from any source.

                                        (e)          Environmental Suits and Proceedings. There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving O.A.K. or any O.A.K. Subsidiary that is pending, previously asserted or, to O.A.K.'s knowledge, threatened under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. To O.A.K.'s knowledge, there is no factual or other basis for any of the foregoing.

                              4.22.2          Former Properties. With respect to any real estate formerly owned or leased by O.A.K. or any of the O.A.K. Subsidiaries, O.A.K. makes the same representations as set forth in the preceding Section 4.22.1 to the knowledge of O.A.K.

                              4.22.3          Loan Portfolio. With respect to any real estate securing any outstanding loan and any owned real estate acquired in full or partial satisfaction of a debt previously contracted, each of O.A.K. and each O.A.K. Subsidiary has complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the O.A.K. Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property at a level giving rise to material liability of O.A.K. or any O.A.K. Subsidiary and whether or not a release of a Hazardous Substance has occurred at or from such property. Neither O.A.K. nor any O.A.K. Subsidiary has participated in management of any such property within the meaning of CERCLA or Part 201 of the Michigan Natural Resources and Environmental Protection Act.

                              4.22.4          Environmental Laws; Hazardous Substance. For purposes of this Plan of Merger, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, permits, guidelines, and orders that: (i) regulate the generation, manufacture, release, treatment, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (ii) regulate or prescribe standards or requirements for the protection of air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or injury, damage, or harm caused by, any Hazardous Substance, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") and any analogous state law; and "Hazardous Substance" has the meaning set forth in Section 9601 of CERCLA and also includes any substance regulated by or subject to any Environmental Law and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.

                    4.23          Duties as Fiduciary. To the knowledge of O.A.K., Byron Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards. Byron Bank has not received any notice of any claim, allegation, or complaint from any person that Byron Bank failed to perform these fiduciary duties in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in O.A.K.'s Financial Statements.

                    4.24          Investment Bankers and Brokers. O.A.K. has employed Donnelly Penman & Partners ("O.A.K. Investment Banker") in connection with the Merger. O.A.K., the O.A.K. Subsidiaries, and their respective affiliates, directors, officers, investment bankers, attorneys, and agents (collectively, "O.A.K.'s Representatives") have not employed, engaged, or consulted with any broker, finder, or investment banker other than O.A.K. Investment Banker in connection with this Plan of Merger or the Merger. Other than the fees and expenses payable by O.A.K. to O.A.K. Investment Banker in connection with the Merger, as described in the O.A.K. Disclosure Statement, there is no investment banking fee, financial advisory fee, brokerage fee, finder's fee, commission, or compensation payable by O.A.K. or any O.A.K. Subsidiary to any person with respect to the Plan of Merger or the consummation of the Merger. True and complete copies of each agreement, arrangement, and understanding between O.A.K. and O.A.K. Investment Banker are included in the O.A.K. Disclosure Statement.

                    4.25          Fairness Opinion. O.A.K.'s board of directors has received the opinion of O.A.K. Investment Banker, in its capacity as O.A.K.'s financial advisor, substantially to the effect that the consideration to be received by the holders of O.A.K. Common Stock in the Merger is fair to the holders of O.A.K. Common Stock from a financial point of view and the opinion has not been withdrawn, modified or revoked. A true and complete copy of the written opinion of O.A.K. Investment Banker confirming the same will be provided to Chemical promptly upon receipt by O.A.K.

                    4.26          O.A.K.-Related Persons. For purposes of this Plan of Merger, the term "O.A.K.-Related Person" shall mean any shareholder owning 5% or more of O.A.K. Common Stock, any director or executive officer of O.A.K. or any O.A.K. Subsidiary, their spouses and children, any person who is affiliated with or is a member of the same household as such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

                              4.26.1          Insider Loans. No O.A.K.-Related Person has any loan, credit or other contractual arrangement outstanding with O.A.K. or any of the O.A.K. Subsidiaries that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other regulatory agency with jurisdiction over O.A.K. or Byron Bank.

                              4.26.2          Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of O.A.K. or any O.A.K. Subsidiary, no O.A.K.-Related Person owns or controls any assets or properties that are used in the business of O.A.K. or any O.A.K. Subsidiary.

                              4.26.3          Contractual Relationships. Other than ordinary and customary banking relationships, no O.A.K.-Related Person has any contractual relationship with O.A.K. or any O.A.K. Subsidiary.

                              4.26.4          Loan Relationships. No O.A.K.-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, O.A.K. or any O.A.K. Subsidiary in a principal amount of $100,000 or more.

                    4.27          Change in Business Relationships. As of the date of this Plan of Merger, no director or executive officer of O.A.K. has knowledge, whether on account of the Merger or otherwise, that any customer, agent, representative, supplier of O.A.K. or any O.A.K. Subsidiary, or other person with whom O.A.K. or any O.A.K. Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with O.A.K. or any O.A.K. Subsidiary, the effect of which could have a Material Adverse Effect on O.A.K.

                    4.28          Insurance. O.A.K. and the O.A.K. Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $25,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew a policy of insurance covering O.A.K. or any O.A.K. Subsidiary's assets, properties, premises, operations, directors or personnel. O.A.K. and the O.A.K. Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to O.A.K. or the O.A.K. Subsidiaries.

                    4.29          Books and Records. The books of account, minute books, stock record books, and other records of O.A.K. are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of O.A.K. and the O.A.K. Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2006, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books. All such minute books and related exhibits or attachments for all meetings since January 1, 2007, have been made available for Chemical's review prior to the date of this Plan of Merger without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

                    4.30          Loan Guarantees. All guarantees of indebtedness owed to O.A.K. or any O.A.K. Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

                    4.31          Events Since December 31, 2008. Neither O.A.K. nor any O.A.K. Subsidiary has, since December 31, 2008:

                              4.31.1          Business in Ordinary Course. Other than as contemplated by this Plan of Merger, conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability that does not exceed $50,000 or for the aggregate of any group of related liabilities that do not exceed $100,000.

                              4.31.2          Strikes or Labor Trouble. Experienced or, to its knowledge, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character that has had or is reasonably likely to have a Material Adverse Effect on O.A.K.

                              4.31.3          Discharge of Obligations.          Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on O.A.K.'s Financial Statements as of September 30, 2009, or incurred after that date, other than in the ordinary course of business, except for any single lien, encumbrance, liability, or obligation that does not exceed $50,000 or for the aggregate of any group of related liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $100,000.

                              4.31.4          Mortgage of Assets. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for any single mortgage, pledge, lien, charge, and encumbrance for indebtedness that does not exceed $50,000 or for the aggregate of any group of mortgages, pledges, liens, charges, and encumbrances for indebtedness that do not in the aggregate exceed $100,000.

                              4.31.5          Contract Amendment or Termination. Made or permitted any amendment or early termination of any contract, agreement or understanding to which it is a party, and that is material to the financial condition, income, expenses, business, properties, or operations of O.A.K. or the O.A.K. Subsidiaries, except as may be expressly provided in this Plan of Merger.

                              4.31.6          Casualty Losses. Experienced any damage, destruction, or loss (whether or not covered by insurance) individually or in the aggregate that has had or is reasonably likely to have a Material Adverse Effect on O.A.K.

                              4.31.7          Accounting Changes. Made any change in accounting methods or practices of O.A.K. or the O.A.K. Subsidiaries, except as required by applicable governmental authorities or by GAAP.

                              4.31.8          Write-downs. Made any write-down of any of its assets in excess of $50,000 which are not reflected in O.A.K.'s Financial Statements.

                              4.31.9          Employee Benefits. Made any increase in the salary schedule, compensation, rate, fee, or commission of O.A.K.'s or any of the O.A.K. Subsidiaries' employees, officers, or directors, or any declaration, commitment, or obligation of any kind for the payment by any of O.A.K. or the O.A.K. Subsidiaries of a bonus or other additional salary, compensation, fee, or commission to any person, except for increases and payments made in the ordinary course of business and consistent with past practices or pursuant to an O.A.K. Employee Benefit Plan.

                              4.31.10 Waivers. Waived or released any material right or claim of O.A.K. or any of the O.A.K. Subsidiaries except in the ordinary course of business (including, but not limited to, loan or lease collection actions).

                    4.32          Allowance for Loan Losses. The allowance for loan losses as reflected in O.A.K.'s Financial Statements and the O.A.K. Call Reports as of December 31, 2008 and September 30, 2009 was, in the reasonable opinion of management, (i) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, and (ii) consistent with GAAP and safe and sound banking practices.

                    4.33          Loans and Investments. All investments and, to the knowledge of O.A.K., all loans of O.A.K. and the O.A.K. Subsidiaries are legal and enforceable in accordance with their terms, except as may be limited by any bankruptcy, insolvency, moratorium, or other laws affecting creditors rights generally or by the exercise of judicial discretion, and each is authorized under applicable federal and state laws and regulations.

                    4.34          Loan Origination and Servicing. In originating, underwriting, servicing, purchasing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Byron Bank has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures, except for incidents of noncompliance that would not, individually or in the aggregate, have a Material Adverse Effect on O.A.K.

                    4.35          No Insider Trading. O.A.K. has reviewed its stock transfer records since January 1, 2008, and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, O.A.K. has not, and to O.A.K.'s knowledge (i) no director or officer of O.A.K., (ii) no person related to any such director or officer by blood or marriage and residing in the same household, and (iii) no person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of O.A.K. Common Stock or other securities issued by O.A.K. during any period when O.A.K. was in possession of material nonpublic information or in violation of any applicable provision of federal or state securities laws.

                    4.36          Securities Laws Matters.

                              4.36.1          O.A.K. has filed and made available to Chemical true and complete copies of each registration statement, report, proxy statement, information statement or schedule, together with all amendments thereto, that were required to be filed with the SEC by O.A.K. since January 1, 2006 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and none of such SEC Documents contained at the time they were filed (or if amended or superseded by a filing prior to the date of this Plan of Merger, then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                              4.36.2          Each of the principal executive officer of O.A.K. and the principal financial officer of O.A.K. (or each former principal executive officer of O.A.K. and each former principal financial officer of O.A.K., as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, "SOX") with respect to the SEC Documents, and the statements contained in such certifications are in material compliance with the requirements of the Exchange Act and SOX. For purposes of this Agreement, "principal executive officer" and "principal financial officer" have the meanings ascribed to such terms in SOX. Neither O.A.K. nor any of the O.A.K. Subsidiaries has outstanding, or has since the effective date of Section 402 of SOX, arranged any outstanding "extensions of credit" to or for directors or executive officers of O.A.K. in violation of Section 402 of SOX.

                              4.36.3          The Company maintains a system of "internal control over financial reporting," as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, and such system is maintained in compliance with such rules.

                              4.36.4          The Company has not received any written notification from its outside auditors of any (i) "significant deficiency" or (ii) "material weakness" in O.A.K.'s internal controls over financial reporting since January 1, 2006. To the knowledge of O.A.K., there is no outstanding "significant deficiency" or "material weakness" that has not been appropriately and adequately remedied by O.A.K. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

                    4.37          Joint Ventures; Strategic Alliances. Neither O.A.K. nor any O.A.K. Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.

                    4.38          Policies and Procedures. O.A.K. and each O.A.K. Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Chemical as applicable to the periods when those policies and procedures were in effect.

ARTICLE V - COVENANTS PENDING CLOSING

                    Subject to the terms and conditions of this Plan of Merger, O.A.K. and Chemical further agree that:

                    5.1          Disclosure Statements; Additional Information.

                              5.1.1          Form and Content. The Chemical Disclosure Statement and the O.A.K. Disclosure Statement, respectively, shall contain appropriate references and cross references with respect to each of the disclosures, and appropriate identifying markings with respect to each of the documents, that pertain to one or more sections or articles of this Plan of Merger. The parties have each prepared and delivered two complete copies of its respective Disclosure Statement to the other party.

                              5.1.2          Update. Not less than five Business Days prior to the Closing, each party shall deliver to the other an update to its respective Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, that are not contained in its respective Disclosure Statement as initially delivered. This update shall not cure any breach of a representation or warranty occurring on the date of this Plan of Merger.

                              5.1.3          Certification. Each of Chemical's and O.A.K.'s Disclosure Statement and its update shall be certified on its behalf by appropriate executive officers (which in the case of O.A.K. shall be its chief executive officer, president and chief financial officer) that such Disclosure Statement does not contain any untrue statement of a material fact, or fail to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

                    5.2          Changes Affecting Representations. While this Plan of Merger is in effect, if either Chemical or O.A.K. becomes aware of any facts or the occurrence or impending occurrence of any event that (i) would cause one or more of the representations and warranties it has given in Article III or IV, respectively, subject to the exceptions contained in the Chemical Disclosure Statement or the O.A.K. Disclosure Statement, respectively, to become untrue or incomplete in any material respect; or (ii) would have caused one or more of such representations and warranties to be untrue or incomplete in any material respect had such facts been known or had such event occurred prior to the date of this Plan of Merger, then such party shall immediately give detailed written notice of such discovery or change, including a detailed description of the underlying facts or events, together with all pertinent documents, to the other party.

                    5.3          O.A.K.'s Conduct of Business Pending the Effective Time. O.A.K. agrees that, until the Effective Time, except as consented to in writing by Chemical or as otherwise provided in this Plan of Merger, it shall, and it shall cause the O.A.K. Subsidiaries to:

                              5.3.1          Ordinary Course. Conduct its business, manage its property and invest its assets only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the date of this Plan of Merger, and not make any substantial change to its expenditures or methods of management, operation, or practices in respect of such business, property or investments.

                              5.3.2          No Inconsistent Actions. Take no action that would be materially inconsistent with or contrary to the representations, warranties, and covenants made by O.A.K. in this Plan of Merger, and take no action that would cause its representations and warranties to become untrue in any material respect, except as and to the extent required by applicable laws and regulations, regulatory agencies having jurisdiction over O.A.K. or any of the O.A.K. Subsidiaries, or this Plan of Merger.

                              5.3.3          Compliance. Comply in all material respects with all laws, regulations, agreements, court orders, administrative orders, and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any law, regulation, or order is being contested in good faith and Chemical has been notified of such contest.

                              5.3.4          No Amendments. Make no change in its articles of incorporation, charter, bylaws, articles of organization, operating agreement, or other similar organizational document, except as contemplated by this Plan of Merger.

                              5.3.5          Books and Records. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws, rules, regulations, governmental policy issuances, accounting standards, and formally adopted internal policies and procedures.

                              5.3.6          No Change in Stock. Except as contemplated by this Plan of Merger: (i) make no change in the number of shares of its capital stock issued and outstanding other than O.A.K. Permitted Issuances; (ii) grant no warrant, option, or commitment relating to its capital stock; (iii) enter into no agreement relating to its capital stock; (iv) issue no securities convertible into its capital stock; and (v) not repurchase any shares of O.A.K. Common Stock other than the surrender of O.A.K. Common Stock upon the exercise of a stock option awarded pursuant to an O.A.K. Stock Option Plan. The parties agree that any breach of this covenant shall be considered material for purposes of this Plan of Merger.

                              5.3.7          Maintenance. Use all reasonable efforts to maintain its property and assets in their present state of repair, order, and condition, reasonable wear and tear and damage by fire or other casualty covered by insurance excepted.

                              5.3.8          Preservation of Goodwill. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

                              5.3.9          Insurance Policies. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, directors, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

                              5.3.10          Charge-Offs. Charge off loans and maintain its allowance for loan and lease losses, in each case in a manner in conformity with the prior respective practices of O.A.K. and Byron Bank, and applicable industry, regulatory, and GAAP standards.

                              5.3.11          Policies and Procedures. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction over O.A.K. or the O.A.K. Subsidiaries.

                              5.3.12          New Directors or Executive Officers. Except to reelect persons who are then incumbent officers and directors at annual meetings, not (i) increase the number of directors, (ii) elect or appoint any person to an executive office, or (iii) hire any person to perform the services of an executive officer.

                              5.3.13          Compensation and Fringe Benefits. Take no action to increase, or agree to increase, the salary, severance, or other compensation payable to, or fringe or other benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group without Chemical's prior written consent, which consent shall not be unreasonably withheld; provided, that this Section 5.3.13 shall not apply to payment of any production-based commission paid to loan origination employees in the ordinary course of business and consistent with past practice.

                              5.3.14          New Employment Agreements. Take no action to enter into any employment agreement that is not terminable by such party (or one of its subsidiaries), as the case may be, without cost or penalty upon 30 days' or less notice.

                              5.3.15          Borrowing. Take no action to borrow money, including the acceptance of new or renewed brokered deposits, without the prior written consent of Chemical, which consent shall not be unreasonably withheld, except for federal funds purchased and other borrowings or brokered deposits with a maturity date not later than August 31, 2010.

                              5.3.16          Mortgaging Assets. Take no action to sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except dealing with financial assets and real estate owned in the ordinary course of business, and except for (i) real estate owned that has a fair market value of less than $500,000, and (ii) property or assets, or any group of related properties or assets, that have a fair market value of less than $50,000.

                              5.3.17          Notice of Actions. Promptly notify Chemical of the threat or commencement of any material action, suit, proceeding, claim, arbitration, or investigation against, relating to, or affecting: (i) O.A.K. or any O.A.K. Subsidiary, respectively (ii) O.A.K.'s or any O.A.K. Subsidiary's directors, officers, or employees in their capacities as such; (iii) O.A.K.'s or any O.A.K. Subsidiary's assets, liabilities, businesses, or operations; or (iv) the Merger or this Plan of Merger.

                              5.3.18          Cooperation. Take such reasonable actions as may be necessary to consummate the Merger and the Bank Consolidation.

                              5.3.19          Charitable Contributions. Neither make nor renew any charitable contributions, gifts, commitments, or pledges of cash or other assets except for commitments disclosed in Section 5.3.19 of the O.A.K. Disclosure Statement and contributions to any individual entity that in the aggregate will have a fair market value of not greater than $15,000 and except for all contributions in the aggregate that will have a fair market value of not greater than $30,000.

                              5.3.20          Large Expenditures. Take no action to pay, agree to pay, or incur any liability, excepting such liabilities that have been accrued on its books as of the date of this

Plan of Merger, for the purchase or lease of any item of real property, fixtures, equipment, or other capital asset in excess of $10,000 individually or in excess of $50,000 in the aggregate with respect to O.A.K. or any O.A.K. Subsidiary, except pursuant to prior commitments or plans made by O.A.K. or any O.A.K. Subsidiary that are disclosed in the O.A.K. Disclosure Statement.

                              5.3.21          New Service Arrangements. Take no action to enter into, or commit to enter into, any agreement for trust, consulting, professional, or other services to O.A.K. or any O.A.K. Subsidiary that is not terminable by O.A.K. without penalty upon 30 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $10,000, and except for legal, accounting, and other ordinary expenses (not including expenses of financial advisors) related to this Plan of Merger, and except for year-end audit services with Plante & Moran PLLC.

                              5.3.22          Capital Improvements. Take no action to open, enlarge, or materially remodel any bank or other facility, and not lease, renew any lease, purchase, or otherwise acquire use of any real property for a branch bank, or apply for regulatory approval of any new branch bank, excepting pursuant to prior commitments or plans made by O.A.K. or any O.A.K. Subsidiary that are disclosed in the O.A.K. Disclosure Statement.

                              5.3.23          Strategic Alliances. Take no action to enter into, or commit to enter into, any joint venture, strategic alliance, or material relationship with any person to jointly develop, market, or offer any product or service; or disclose any customer names, addresses, telephone numbers, lists, or any other nonpublic information concerning customers or other consumers to any person not employed by O.A.K. or an O.A.K. Subsidiary in connection with their employment other than marketing firms and other vendors in the ordinary course of business and in compliance with the Federal Reserve Board's Regulation P.

                              5.3.24          Derivatives. Not commit to purchase, purchase or otherwise acquire any derivative or synthetic mortgage product or enter into any interest rate swap transaction, other than the purchase and sale of collateralized mortgage obligations and interest rate swap transactions in the ordinary course of business and consistent with past practices.

                              5.3.25          Insider Loans. Not make any loan or make any loan commitment, renewal, or extension to any director, officer or principal shareholder of O.A.K. or any O.A.K. Subsidiary or any affiliate of any such person, which would, when aggregated with all outstanding loans, commitments, renewals, or extensions made by O.A.K. and the O.A.K. Subsidiaries to the person and the person's immediate family and affiliates, exceed $100,000; provided, however, that this restriction shall not apply to any renewals or advances on existing lines of credit or the renegotiation or restructuring of any problem or delinquent loan or to the making of any residential mortgage loan in the ordinary course of business and on terms available to Byron Bank's customers generally.

                              5.3.26          No Discharges. Take no action to discharge or satisfy any mortgage, lien, charge, or encumbrance other than as a result of the payment of liabilities in accordance with their terms, or except in the ordinary course of business, if the cost to O.A.K. or any O.A.K. Subsidiary to discharge or satisfy any mortgage, lien, charge, or encumbrance is in excess of $25,000, unless the discharge or satisfaction is covered by general or specific reserves.

                              5.3.27          Satisfaction of Liabilities. Take no action to pay any obligation or liability, absolute or contingent, in excess of $25,000, except liabilities shown on O.A.K.'s Financial Statements or except in the usual and ordinary course of business or in connection with the transactions contemplated by this Plan of Merger.

                              5.3.28          Claims and Settlements. Take no action to settle, or agree to settle, any claim, action, or proceeding before any court or governmental body involving an expenditure in excess of $25,000 without Chemical's consent, which consent shall not be unreasonably withheld.

                              5.3.29          Insider Contracts. Not enter into or amend any contract, agreement, or other transaction with any O.A.K.-Related Person, except as contemplated or permitted by this Plan of Merger.

                              5.3.30 Loans. Not make any loan, including any loan participation, in an amount in excess of $1,000,000 or any additional or new loan, including any loan participation, to any customer who is already indebted to O.A.K. or any O.A.K. Subsidiary in the following amounts:

                                        (a)          for any loan customer with one or more loans solely with loan grades of 1 through 4, in an amount greater than $2,000,000;

                                        (b)          for any loan customer with one or more loans with a loan grade of 5 or 6, in an amount greater than $500,000,; and

                                        (c)          for any loan customer with one or more loans with a loan grade of 7 or higher, in any amount;

in each case without Chemical's consent, which consent shall not be unreasonably withheld.

                    5.4          Approval of Plan of Merger by Shareholders. O.A.K., acting through its Board of Directors, shall, in accordance with the MBCA and its articles of incorporation and bylaws, promptly and duly call, give notice of, convene, and hold the Shareholder Meeting as soon as practicable following the date of this Plan of Merger. O.A.K. shall vote or cause to be voted at the Shareholder Meeting (and any adjournment thereof) all shares of O.A.K. Common Stock beneficially owned by O.A.K. or any O.A.K. Subsidiary in favor of the approval of this Plan of Merger.

                              5.4.1          Board Recommendation. Except while a Fiduciary Event has occurred and continues, at the Shareholder Meeting and in any proxy or other materials used in connection with the Shareholder Meeting, the Board of Directors of O.A.K. shall unanimously recommend that its shareholders vote for approval of this Plan of Merger and the Merger.

                              5.4.2          Solicitation of Proxies. Except while a Fiduciary Event has occurred and continues:

                                        (a)          O.A.K. shall use its best efforts to solicit from its shareholders proxies to vote on the proposal to approve this Plan of Merger and to secure a quorum at the Shareholder Meeting; and

                                        (b)          O.A.K. shall use its best efforts to secure the vote of its shareholders required by the MBCA and its articles of incorporation and bylaws to approve this Plan of Merger.

                              5.4.3          Fiduciary Event. A "Fiduciary Event" shall have occurred when the Board of Directors of O.A.K. has (i) received in writing a Superior Proposal that is then pending, (ii) determined in good faith (based on the advice of outside legal counsel) that its fiduciary duties to O.A.K.'s shareholders under applicable law require the Board of Directors to withdraw, modify, or change its recommendation, and (iii) determined to accept and recommend the Superior Proposal to the shareholders of O.A.K.

                              5.4.4          Superior Proposal. A "Superior Proposal" means any bona fide unsolicited Acquisition Proposal made by a third party on terms that the Board of Directors of O.A.K. determines in its good faith judgment, based upon the written advice of O.A.K. Investment Banker or another financial advisor of regionally recognized reputation, to be materially more favorable to the O.A.K. shareholders than this Plan of Merger from a financial point of view. In determining whether an Acquisition Proposal constitutes a Superior Proposal, O.A.K. shall take into account all legal, financial and regulatory aspects of the proposal (and the timing and likelihood of consummation of such transaction), the Person making the proposal, and any potential revisions to this Plan of Merger offered by Chemical in a written agreement which will become binding on Chemical upon acceptance by O.A.K.

                              5.4.5          Notice. O.A.K. shall notify Chemical at least 15 Business Days prior to taking any action with respect to any Superior Proposal or taking any action with respect to the withdrawal, modification, or change of its recommendation to its shareholders for approval of this Plan of Merger. During such 15 Business Day period, O.A.K. shall give Chemical the opportunity to offer to O.A.K. revisions to the terms of the transactions contemplated by this Plan of Merger, and O.A.K. and O.A.K.'s Representatives shall have, if requested by Chemical, negotiated in good faith with Chemical regarding any revisions to the terms of the transactions contemplated by this Plan of Merger offered by Chemical.

                    5.5          Dividends. O.A.K. shall not declare, set aside, pay, or make any dividend or other distribution or payment (whether in cash, stock, or property) with respect to, or purchase or redeem, any shares of O.A.K. Common Stock other than regular quarterly cash dividends on O.A.K. Common Stock in an amount not to exceed an annual rate of $0.88 per share, payable on dates and in a manner consistent with O.A.K.'s past dividend practice.

                    5.6          Technology-Related Contracts. Until the Effective Time, O.A.K. shall advise Chemical of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors ("Technology-Related Contracts") involving O.A.K. or any O.A.K. Subsidiary. The material Technology-Related Contracts of O.A.K. and any O.A.K.

Subsidiary are listed in the O.A.K. Disclosure Statement. Notwithstanding any other provision of this Section 5.6, neither O.A.K. nor any O.A.K. Subsidiary shall be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.

                              5.6.1          Contract Notices. O.A.K. or the O.A.K. Subsidiaries shall send to each vendor, as and when permitted after the date of this Plan of Merger, such notices of nonrenewal as may be necessary or appropriate under the terms of these Technology-Related Contracts to prevent them from automatically renewing for a term extending beyond the Effective Time. Such notices may be conditioned upon the consummation of the Merger.

                              5.6.2          Extensions and Renewals. O.A.K. and the O.A.K. Subsidiaries shall cooperate with Chemical in negotiating with each vendor the length of any extension or renewal term of these Technology-Related Contracts in those cases where such extension or renewal term extends beyond the Effective Time.

                              5.6.3          New Agreements. Neither O.A.K. nor any O.A.K. Subsidiary shall enter into any new Technology-Related Contract, except with Chemical's consent (which consent shall not be unreasonably withheld or delayed if such agreement is necessary for O.A.K. or an O.A.K. Subsidiary to conduct business in the ordinary course through the Effective Time).

                    5.7          Indemnification and Insurance.

                              5.7.1          Indemnification. Chemical shall honor any and all rights to indemnification and advancement of expenses now existing in favor of the present and former directors and officers of O.A.K. or any O.A.K. Subsidiary under its articles of incorporation, charter or bylaws included in the O.A.K. Disclosure Statement which, as enforceable contractual rights, shall survive the Merger and shall, as contractual rights, continue with respect to acts or omissions occurring before the Effective Time with the same force and effect as prior to the Effective Time. Notwithstanding any provisions to the contrary, the indemnification obligations in this Section 5.7.1 are limited by federal banking and securities laws and any such obligations that violate any federal banking or securities laws or public policy are void and unenforceable.

                              5.7.2          Insurance. At the direction of Chemical, either (i) for a period of six years after the Effective Time, Chemical shall maintain in effect without any lapses of coverage, policies of directors' and officers' liability insurance providing at least the same coverage and amounts and containing terms and conditions which are no less advantageous to O.A.K.'s directors and officers as the insurance coverage maintained by O.A.K. as of the date of this Plan of Merger with respect to claims arising in whole or in part from facts or events which occurred before the Effective Time (the "Continuation Coverage") or (ii) O.A.K. shall obtain and fully pay for a "tail" insurance policy with a claims period of at least six years after the Effective Time with the same coverage and amounts, and containing terms and conditions which are no less advantageous than O.A.K.'s current policies with respect to claims arising in whole or in part from facts or events which occurred before the Effective Time (the "Tail Coverage"); provided, that the aggregate premium payment for such Continuation Coverage or Tail Coverage shall not exceed 400% of the annual premiums paid as of the date of this Plan of Merger by

O.A.K. for its current policies of directors' and officers' liability insurance. This Section is for the benefit of persons who are or have been directors or officers of O.A.K. or the O.A.K. Subsidiaries and shall be enforceable by such persons.

                    5.8          Exclusive Commitment. Except as provided below, none of O.A.K., any O.A.K. Subsidiary, nor any of O.A.K.'s Representatives shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

                              5.8.1          No Solicitation. Other than as contemplated by this Plan of Merger, neither O.A.K. nor any of O.A.K.'s Representatives, shall, directly or indirectly, (i) invite, initiate, solicit, or encourage an Acquisition Proposal; or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal unless a Fiduciary Event has occurred and continues or such discussions or negotiations are reasonably likely to lead to a Superior Proposal. A proposal, offer, or other expression of interest concerning an Acquisition Transaction is referred to as an "Acquisition Proposal." For purposes of this Plan of Merger, an "Acquisition Transaction" means: (i) a merger, consolidation, share exchange, tender offer, exchange offer, sale of shares or any similar transaction, involving O.A.K. or any of the O.A.K. Subsidiaries other than the Merger; (ii) a purchase, lease or other acquisition of all or more than 40% of the assets or deposits, or assumption of liabilities not in the ordinary course, involving O.A.K. or any of the O.A.K. Subsidiaries; (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of O.A.K. or any O.A.K. Subsidiary; or (d) any substantially similar transaction.

                              5.8.2          Communication of Other Proposals. O.A.K. shall cause written notice to be delivered to Chemical promptly upon receipt of any Acquisition Proposal. Such notice shall contain the material terms and conditions of the Acquisition Proposal to which such notice relates. Within ten Business Days after O.A.K.'s receipt of an Acquisition Proposal, O.A.K. shall give notice to Chemical whether or not a Fiduciary Event or a Superior Proposal is reasonably likely to result, and if not, O.A.K.'s notice shall include a copy of O.A.K.'s unequivocal rejection of the Acquisition Proposal in the form actually delivered to the person from whom the Acquisition Proposal was received. Thereafter, O.A.K. shall promptly notify Chemical of any material changes in the terms, conditions, and status of such Acquisition Proposal. Any material amendment to an Acquisition Proposal shall be considered a new Acquisition Proposal for purposes of this Section 5.8.2.

                              5.8.3          Furnishing Information. Unless a Fiduciary Event has occurred and continues or there is a reasonable likelihood that a Superior Proposal would result, neither O.A.K. nor any of O.A.K.'s Representatives shall furnish any nonpublic information concerning O.A.K. or any O.A.K. Subsidiary to any person who is not affiliated with or under contract to provide services to O.A.K. or Chemical, except as required by applicable law or regulations. Prior to furnishing such information to any person who is not affiliated or under contract with O.A.K. or Chemical, O.A.K. shall receive from such person an executed confidentiality agreement with terms no less favorable to O.A.K. than those contained in its confidentiality agreement with Chemical and O.A.K. shall then provide only such information as has been furnished previously to Chemical.

                              5.8.4          Corporate Liability for Individual's Breach. For purposes of this Section 5.8, any breach of this Section 5.8 by any of O.A.K.'s Representatives in his or her individual capacity shall be deemed to be a breach by O.A.K.

                              5.8.5          No Exemptions. Except in connection with a termination of this Plan of Merger in accordance with the terms of this Plan of Merger, O.A.K. shall not take any action to exempt any Person from the restrictions on "business combinations" or similar provisions contained in Chapter 7A of the MBCA or O.A.K.'s articles of incorporation or bylaws, or otherwise cause such restrictions not to apply.

                    5.9          Other Filings. As soon as practicable after the date of this Plan of Merger, Chemical shall prepare and file with the Federal Reserve Board and each other regulatory agency having jurisdiction all applications and documents reasonably required to obtain each necessary approval of or consent to consummate the Merger. Chemical shall provide O.A.K. with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as O.A.K. may reasonably request. Chemical shall provide O.A.K. with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.

                    5.10          Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the Merger. Subject to the terms and conditions of this Plan of Merger, the parties will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

                    5.11          Registration Statement. Chemical shall prepare and file with the SEC under the Securities Act, the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Chemical of the shares of Chemical Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required before or after the Registration Statement becomes effective. Chemical shall provide O.A.K. with reasonable opportunities to review and comment upon the Registration Statement, each amendment to the Registration Statement and each form of Prospectus and Proxy Statement before filing. Chemical agrees to make all changes and/or additions to each form of the Prospectus and Proxy Statement as may be reasonably requested by O.A.K. Chemical shall provide O.A.K., upon request, copies of all correspondence received from the SEC with respect to the Registration Statement, the Prospectus and Proxy Statement and their respective amendments and with all responsive correspondence to the SEC. Chemical shall notify O.A.K. of any stop orders or threatened stop orders with respect to the Registration Statement. O.A.K. shall provide to Chemical all necessary information pertaining to O.A.K. promptly upon request, and shall use all reasonable efforts to obtain the cooperation of O.A.K.'s independent accountants, attorneys and investment bankers in connection with the preparation of the Registration Statement.

                    5.12          Access and Investigation. Between the date of this Plan of Merger and the Closing, for the purpose of permitting an examination of O.A.K. by Chemical's officers, attorneys, accountants, and representatives, O.A.K. shall:

                              5.12.1          Access. Permit, and shall cause each of the O.A.K. Subsidiaries to permit, full access to their respective properties, books, and records at reasonable times.

                              5.12.2          Cooperation. Use reasonable efforts to cause its and each of the O.A.K. Subsidiaries' officers, directors, employees, accountants, attorneys, and representatives to cooperate fully, for the purpose of permitting a complete and detailed examination of O.A.K. and the O.A.K. Subsidiaries by Chemical's officers, attorneys, accountants, and representatives.

                              5.12.3          Information. Furnish Chemical, upon reasonable request, any information respecting its and each of the O.A.K. Subsidiaries' respective properties, assets, business, and affairs.

                              5.12.4          Consents. Chemical acknowledges that certain information may not be disclosed by O.A.K. without the prior written consent of persons not affiliated with O.A.K. If such information is requested, then O.A.K. shall use reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

                              5.12.5          Return. In the event of termination of this Plan of Merger, Chemical agrees to promptly return or destroy all written materials furnished to it by O.A.K., and all copies, notes, and summaries of such written materials.

                    5.13          Confidentiality. Except as provided below, Chemical and O.A.K. each agree:

                              5.13.1          Treatment; Restricted Access. All information furnished to the other party pursuant to this Plan of Merger shall be treated as strictly confidential and shall not be disclosed to any other person, natural or corporate, except for its employees, attorneys, accountants, regulators, and financial advisers who are reasonably believed to have a need for such information in connection with the Merger.

                              5.13.2          No Other Use. No party shall make any use, other than related to the Merger, of any information it may come to know as a direct result of a disclosure by the other party, its subsidiaries, directors, officers, employees, attorneys, accountants, or advisers or that may come into its possession from any other confidential source during the course of its investigation.

                              5.13.3          Excepted Information. The provisions of this Section 5.13 shall not preclude the parties or their respective subsidiaries, from using or disclosing information that is readily ascertainable from public information or trade sources, known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger, received from any other person who is not affiliated with a party and who is not under any obligation to keep such information confidential, or reasonably required to be included in any filing or application required by any governmental or regulatory agency.

                              5.13.4          Prohibit Insider Trading. The parties shall each take responsible steps to assure that any person who receives nonpublic information concerning the Merger or the other party will treat the information confidentially as provided in this Section 5.13 and not directly or indirectly buy or sell, or advise or encourage other persons to buy or sell, Chemical's or O.A.K.'s stock until such information is properly disclosed to the public.

                    5.14          Environmental Investigation. Pursuant to the terms described below, Chemical shall be permitted to conduct environmental assessments of: (i) any or all parcels included in the O.A.K. Premises; and (ii) to the extent permitted by the current owners or operators thereof, any other real estate formerly owned, leased, or used by O.A.K. or any O.A.K. Subsidiary (the "Investigated Property"). As to each Investigated Property:

                              5.14.1          Phase I Work. Not later than 30 Business Days after the date of this Plan of Merger (or within 30 Business Days after the acquisition or lease by O.A.K. of any real property acquired or leased after the date of this Plan of Merger), Chemical shall be permitted to conduct, at its expense, a Phase I environmental site assessment, compliant with ASTM Standard E1527-05 and applicable legal standards (a "Phase I Assessment"), of the Investigated Property. Upon request, O.A.K. and each O.A.K. Subsidiary shall provide reasonable assistance, including site access, a knowledgeable contact person, legal descriptions and other documentation relating to the real estate, and any prior environmental investigation reports, compliance audits, and any related correspondence or documentation in O.A.K.'s possession to Chemical's consultant for purposes of conducting the Phase I Assessments. Chemical shall provide O.A.K. with a copy of its final Phase I Assessment for the Investigated Property.

                              5.14.2          Phase II Work. Within 5 Business Days of receipt of a final Phase I Assessment, Chemical shall notify O.A.K. whether it plans to conduct a Phase II environmental assessment (a "Phase II Assessment") of the Investigated Property, which may include the procurement and analysis of samples of soil, groundwater, surface water, air, or any other environmental medium. All Phase II Assessments shall be at Chemical's sole expense. Chemical shall furnish a copy of the written scope of work for the Phase II Assessment to O.A.K. prior to commencing the Phase II Assessment. The Phase II Assessment may be conducted in more than one phase, provided that all phases shall be completed by the earlier of (i) 25 Business Days after the parties agree upon the work plan, and (ii) 10 Business Days prior to the Closing. Chemical shall provide O.A.K. with a copy of its final Phase II Assessment for the Investigated Property.

                              5.14.3          Environmental Risks. If there are any facts or conditions identified in any Phase I Assessment or Phase II Assessment that Chemical reasonably believes pose a current or future material risk of liability, material interference with use, or a material diminution of value of the Investigated Property (collectively, "Environmental Risks"), then Chemical shall notify O.A.K. of such Environmental Risks and the facts or conditions underlying such Environmental Risks within 10 Business Days after receipt of all final environmental reports for the Investigated Property. Such notice shall include either (i) an estimate by a qualified environmental professional of the actual cost of all remedial or other corrective actions and measures required by applicable law to be taken with respect to the Investigated Property, or (ii) a statement from a qualified environmental professional that the cost of such actions and measures cannot be reasonably estimated.

                              5.14.4          Chemical's Termination Rights. If, based on the information provided with Chemical's notice to O.A.K. under Section 5.14.3, the after-tax cost of all remedial or other corrective actions and measures required by applicable law to be taken with respect to the Investigated Property is estimated to exceed, in the aggregate, $850,000, or if the cost of such actions and measures cannot be so reasonably estimated, then for a period of 20 Business Days following receipt of the notice, Chemical shall have the right pursuant to Section 8.3.6 to terminate this Plan of Merger, which shall be Chemical's sole remedy in such event.

                    5.15          Termination of 401(k) Plan. O.A.K. shall terminate its 401(k) Plan (the "O.A.K. Plan") as of a date prior to the Effective Time, if requested by Chemical to do so. O.A.K. shall provide Chemical with reasonable assistance, approve and adopt all resolutions, and take all other actions that are necessary and appropriate in the judgment of Chemical to complete the termination process of the O.A.K. Plan as soon as practicable after the Effective Time. Upon receipt of a favorable IRS determination letter with respect to the termination of the O.A.K. Plan (which termination application shall be prepared by Chemical and its counsel with the participation and cooperation of O.A.K. and its counsel), Chemical shall offer, if permissible under the O.A.K. Plan and the Chemical Plan, the participants in the O.A.K. Plan the option to roll over their benefits into the Chemical 401(k) plan.

                    5.16          Bank Consolidation. At or after the Effective Time, Chemical intends to consolidate Byron Bank and Chemical Bank (the "Bank Consolidation") and the corresponding subsidiaries of Byron Bank and Chemical Bank (the "Subsidiaries Consolidation"). The Bank Consolidation will be effected pursuant to a consolidation agreement (the "Bank Consolidation Agreement"), in the form required by the Michigan Banking Code, and by other applicable laws, containing terms and conditions not inconsistent with this Plan of Merger, as determined by Chemical. The Subsidiaries Consolidation will be effected pursuant to either a merger or liquidation and dissolution, or a combination of both, at the sole option of Chemical, in accordance with the MBCA and applicable laws, containing terms and conditions not inconsistent with this Plan of Merger. The Bank Consolidation and the Subsidiaries Consolidation shall only occur if the Merger is consummated, and each shall become effective immediately after the Effective Time or at such later time as may be determined by Chemical. To obtain the necessary regulatory and other approvals for the Bank Consolidation and the Subsidiaries Consolidation to occur immediately after the Effective Time, O.A.K. and the O.A.K. Subsidiaries shall approve, adopt, execute, and deliver the Bank Consolidation Agreement and the documents necessary to effect the Subsidiaries Consolidation and take other reasonable steps prior to the Effective Time to effect the Bank Consolidation and the Subsidiaries Consolidation; provided, that O.A.K. shall not be required to incur any material cost or take any irrevocable action in connection with its obligations under this Section 5.16.

                    5.17          Public Announcements. Chemical and O.A.K. shall cooperate with each other in the development and distribution of all news releases and other public information disclosures, including, without limitation, posting information on a party's website, with respect to this Plan of Merger, except as may be otherwise required by law. Neither Chemical nor

O.A.K. shall issue any news releases or other disclosures with respect to this Plan of Merger or the Merger unless such news releases or other disclosures have been mutually agreed upon by the parties, except as required by law.

                    5.18          Regulatory and Shareholder Approvals. O.A.K. and the O.A.K. Subsidiaries will cooperate in the preparation by Chemical of the applications to the Federal Reserve Board and any other regulatory authorities as may be necessary in connection with all governmental approvals required to consummate the transactions contemplated by this Plan of Merger. Chemical and O.A.K. will each cooperate in the preparation of the applications, statements, or materials as may be required to be furnished to the shareholders of O.A.K. or filed or submitted to appropriate governmental agencies in connection with the Merger. Chemical shall prepare the Prospectus and Proxy Statement as contemplated by this Plan of Merger. O.A.K. shall provide Chemical with reasonable assistance in preparing the Prospectus and Proxy Statement. Chemical shall provide O.A.K. with reasonable opportunities to review and comment upon the Prospectus and Proxy Statement and each amendment. Chemical agrees to make all such changes or additions as may reasonably be requested by O.A.K.

                    5.19          Update of Titles, Rights, Etc. Before the Effective Time, each of O.A.K. and the O.A.K. Subsidiaries shall prepare and file any and all documentation necessary to reflect the current name of O.A.K. or the O.A.K. Subsidiary, as applicable, on all rights, titles, interests and registrations for all real and personal property and securities that may be held in the name of a predecessor entity.

                    5.20          Exchange of Financial Information. After the execution of this Plan of Merger until the Effective Time of the Merger, O.A.K. shall promptly deliver to Chemical copies of:

                              5.20.1          Each monthly internal financial report prepared with respect to O.A.K. and each of the O.A.K. Subsidiaries on a consolidated or unconsolidated basis. O.A.K. each represents and warrants that such information shall be consistent with the financial information as used for internal purposes by O.A.K. in the management of its consolidated business; and

                              5.20.2          Each financial report or statement submitted to regulatory authorities for O.A.K. and each of the O.A.K. Subsidiaries.

                    5.21          Certain Employment Covenants.

                              5.21.1          Benefit Continuation.

                                        (a)          Chemical covenants and agrees to provide to each employee of O.A.K. or any O.A.K. Subsidiary who becomes employed by Chemical or any of its affiliates as a result of the Merger (each, a "Continuing Employee") with the same employee benefits then provided to similarly situated employees at Chemical.   With respect to any health, dental, plan, life or long-term disability benefit plans or arrangements of Chemical of any Chemical subsidiary in which any Continuing Employee is eligible to participate, Chemical shall (i) cause any pre-existing condition limitations under such plan to be waived with respect to the Continuing Employee to the extent such limitation would have been waived or satisfied under the O.A.K. Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time and otherwise shall take all commercially reasonable steps to ensure that such Continuing Employee shall not suffer a lapse in health, dental, life or long-term disability plan coverage in connection with the Merger, and (ii) recognize any medical or other health expenses incurred by such Continuing Employee in the year that includes the Effective Time for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health or dental plan of Chemical or any Chemical Subsidiary.

                                        (b)          O.A.K. shall amend its paid time off policy (the "PTO Policy") so that it will terminate as of the Effective Time. O.A.K. shall provide Chemical with evidence satisfactory to Chemical of such amendment before the Closing. From and after the Effective Time, except for 2010 PTO, accrued but unused paid time off under the PTO Policy shall be carried over and "banked" under Chemical's sick time policy. From and after the Effective Time, except for 2010 PTO, each former O.A.K. employee using "banked" time shall be required to first use paid time off carried over from the PTO Policy and shall only be permitted to use such time under Chemical's sick time policy. During calendar year 2010, Continuing Employees shall earn, both before and after the Effective Time, paid time off ("2010 PTO") according to O.A.K.'s paid time off schedule in effect as of January 1, 2010 and all accrued but unused 2010 PTO as of December 31, 2010 shall be "banked" under Chemical's sick time policy. During calendar year 2010, Continuing Employees shall not earn any paid time off or sick time under either Chemical's paid time off policy or sick time policy. On and after January 1, 2011, all paid time off and sick time shall be earned under Chemical's paid time off policy and sick time policy. During the period between the Effective Time and December 31, 2010, if any Continuing Employee resigns, retires or is terminated by Chemical other than for cause, Chemical shall pay such employee for his or her accrued but unused 2010 PTO and no other "banked" paid time off. From and after the Effective Time, except as otherwise stated in this paragraph, accrued but unused paid time off that is carried over from the PTO Policy and accrued but unused 2010 PTO shall be subject to and administered in accordance with Chemical's sick time policy.

                              5.21.2          Employee Severance.

                                        (a)          Chemical covenants and agrees to pay severance payments to all employees of O.A.K., other than those executives mentioned in Section 5.22, whose job is eliminated as a result of the Merger and whose employment is terminated by Chemical other than for cause within six months after the Effective Time, as follows: (i) each employee with less than five years of service will receive one week's salary for each year of service; (ii) each employee with more than five years, but less than 10 years, of service, will receive one and a half week's salary for each year of service; and (iii) each employee with more than 10 years of service will receive two week's salary for each year of service up to a maximum of 52 week's salary. Chemical further covenants and agrees that all employees of O.A.K. who are employed by Chemical or any of its affiliates shall receive credit for years of service at O.A.K. or the O.A.K. Subsidiaries for purposes of vesting in Chemical's 401(k) plan.

                                        (b)          Continuation of certain benefits is subject to elective continuation through COBRA in accordance with applicable laws and regulations. Chemical will pay the amount of any COBRA premium exceeding the employee premium expense for the weeks of severance paid, up to a maximum of 12 weeks.

                              5.21.3 Years of Service Credit. Chemical covenants and agrees that all employees of O.A.K. who are employed by Chemical or any of its affiliates shall receive credit for years of service at O.A.K. or the O.A.K. Subsidiaries for all purposes, including, without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Chemical employee benefit plan (including, but not limited to, Chemical's 401(k) plan) or any other employee benefit plan of the Surviving Corporation commencing after the Effective Time, and for purposes of determining seniority in connection with employment with the Surviving Corporation and affiliates. Notwithstanding the foregoing, no O.A.K. employee shall be permitted to participate in Chemical's frozen defined benefit pension plan.

                    5.22          Executive Agreements. David K. Heerdt, Joel F. Rahn, and Patrick K. Gill, and Chemical shall, prior to the execution of this Plan of Merger, execute the agreements in the forms attached as Exhibits A, B, and C, respectively (collectively, the "Retention and Transition Agreements"). Chemical shall fully honor the obligations of O.A.K. under the existing Management Continuity Agreements for Patrick K. Gill, James A. Luyk and Melissa K. Lee (the "Management Continuity Agreements"). If Chemical is at any time required to cease paying or to reduce salary or other benefits required by the Retention and Transition Agreements or the Management Continuity Agreements (a "Benefit Reduction") by virtue of 12 C.F.R. Part 359 or any similar regulatory requirement (a "Regulation"), Chemical will use its commercially reasonable efforts to obtain approval of the appropriate federal banking agencies (the "Agencies") to permit Chemical to make all such payments and to provide all such benefits as are required by the Retention and Transition Agreements and the Management Continuity Agreements to the maximum extent permitted by the Regulation and the Agencies. If any such Benefit Reduction is not fully restored within 60 days of the commencement of such Benefit Reduction, each individual executive shall have the option, which must be exercised not later than 90 days after the commencement of the Benefit Reduction, to either (i) terminate all obligations regarding non-competition with Chemical or any Chemical Subsidiary and forfeit any future payments under the applicable Retention and Transition Agreement or Management Continuity Agreement, or (ii) comply with the obligations regarding non-competition with Chemical or any Chemical Subsidiary and require Chemical, at such time as Chemical is no longer precluded by Regulation from making payments or providing benefits as required by the applicable Retention and Transition Agreement or Management Continuity Agreement, to thereupon resume making all such payments and benefits and make the individual executive whole for any payments or obligations not satisfied to the date thereof. This Section is for the benefit of each person who is a party to such agreements and shall be enforceable by each such person.

                    5.23          Shareholders' Equity.

                              5.23.1          Shareholders' Equity. For purposes of the Closing Balance Sheet, O.A.K.'s "Shareholders' Equity" shall be O.A.K.'s total consolidated shareholders' equity as of the Final Statement Date computed in accordance with GAAP, consistently applied, except such total shareholders' equity shall be adjusted so that no expense shall have been accrued or deduction shall have been made for any of the following:

                                        (a)          The Investment Banker Fees;

                                        (b)          Any and all provisions for loan losses between the date of this Plan of Merger and the Final Statement Date;

                                        (c)          Any and all accruals for severance pay, "stay bonuses" or other compensation expense accrued as a result of the Merger as permitted by this Plan of Merger or with Chemical's consent;

                                        (d)          Any reasonable transaction related expenses related to the Merger, including reasonable attorney's and accountant's fees, up to a maximum of $250,000;

                                        (e)          Any amounts for payments owing and paid under management contracts with O.A.K. executive officers as a result of the Merger;

                                        (f)          Any amounts incurred by O.A.K. for stated termination fees under any software, telecommunications or information technology contract disclosed in the O.A.K. Disclosure Statement; and

                                        (g)          Any other adjustments as may be mutually agreed to in writing between Chemical and O.A.K.

                              5.23.2          Closing Balance Sheet. O.A.K. shall prepare, and cause its independent accountants Plante & Moran, PLLC (the "Accounting Firm") to review, a consolidated balance sheet of O.A.K. as of the Final Statement Date (the "Closing Balance Sheet") and the computation of O.A.K.'s Shareholders' Equity as of the Final Statement Date, determined in accordance with this Plan of Merger. The Closing Balance Sheet shall be prepared in accordance with GAAP, consistently applied, and in a manner consistent with the audited consolidated balance sheet of O.A.K. as of December 31, 2008, except as provided in Section 5.23.1 above. The Accounting Firm's review will be governed by mutually agreed upon procedures and, upon completion of such review, the Accounting Firm shall issue an agreed upon procedures report setting forth O.A.K.'s Shareholders' Equity (the "Closing Report").

                              5.23.3          Final Statement Date. After the shareholders of O.A.K. have approved the Merger as required by this Plan of Merger, and after all regulatory approvals required by law to consummate the Merger have been obtained (statutory waiting periods need not have expired), either party may specify the preceding month-end as the date of the Closing Balance Sheet (the "Final Statement Date") by written notice to the other party and the Accounting Firm delivered before the Final Statement Date specified in the notice. Upon delivery of such notice, O.A.K. shall promptly prepare the Closing Balance Sheet and direct the Accounting Firm to prepare the Closing Report by written notice to the Accounting Firm and the other party, delivered before the date specified in such notice. The parties shall use all commercially reasonable efforts to cause the Accounting Firm to prepare and deliver to Chemical and O.A.K. the Closing Report not later than 21 calendar days after the Final Statement Date. In the event the Closing does not occur within 30 calendar days after the designated Final Statement Date, either party may specify a new Final Statement Date and direct the Accounting Firm to prepare a Closing Report as of such date pursuant to notice in accordance with the provisions set forth above applicable to the initial designation of such date. The fees and expenses of the Accounting Firm incurred pursuant to this Article shall be paid by O.A.K.

                    5.24          Loan Loss Levels. Chemical has previously determined a potential purchase accounting adjustment upon specific identified loans ("Specific Loans") and nonspecific loans ("Nonspecific Loans") in O.A.K.'s loan portfolio (the "Chemical Allocation").  The Chemical Allocation includes an aggregate potential purchase accounting adjustment upon Specific Loans of $31,244,000 (the "Specific Loan Potential Adjustment") as of August 24, 2009. The Specific Loan Potential Adjustment includes a potential purchase accounting adjustment for each Specific Loan (each, an "Individual Specific Loan Potential Adjustment").  O.A.K. shall prepare, and cause the Accounting Firm to review, the "O.A.K. Allocation Schedule," which shall include: (i) the total ASC Topic 310 impairment reserve for each Specific Loan as of the Final Statement Date and any charge-offs taken against any Specific Loan in O.A.K.'s loan portfolio after August 24, 2009 (the "Specific Loan Reserves and Charge-Offs"); (ii) the total ASC Topic 310 impairment reserve balance for each other loan identified by O.A.K. in its loan portfolio as of the Final Statement Date and any charge-offs taken against each such other identified loan after June 30, 2009 (the "O.A.K. Identified Loan Reserves and Charge-Offs"); and (iii) all charge-offs taken against any other Nonspecific Loans in O.A.K.'s loan portfolio after June 30, 2009 (the "Nonspecific Loan Charge-Offs"). The O.A.K. Allocation Schedule shall be prepared in accordance with GAAP, consistently applied, and in a manner consistent with O.A.K.'s past practices.  The Accounting Firm will review all loans past due 90 days or more and all loans with a principal balance of $1,000,000 or more that are past due 30 days or more and confirm that the ASC Topic 310 impairment reserve established by O.A.K. with respect to each such loan is materially accurate. The Accounting Firm shall set forth its conclusion in writing in a separate report and shall deliver such report at the time it delivers the Closing Report. O.A.K. shall deliver the O.A.K. Allocation Schedule with the Closing Balance Sheet.

                    5.25          Transaction-Related Expenses. O.A.K. shall pay O.A.K. Investment Banker or any affiliate of O.A.K. Investment Banker only the fees or expenses described in the engagement letter with O.A.K. Investment Banker included in the O.A.K. Disclosure Statement (the "Investment Banker Fees") and no other fees or expenses.

                    5.26          Estoppels. O.A.K. shall use its reasonable best efforts to obtain landlord or tenant estoppel certificates, as applicable, in form and substance reasonably acceptable to Chemical and dated no earlier than 25 days prior to Closing from all landlords and tenants, as applicable, under the leases for the following locations: (i) 4024 Park East Court, Grand Rapids, Michigan; (ii) 5980 Lake Michigan Drive, Allendale, Michigan; and (iii) Rivertown Crossings, Grandville, Michigan, ATM locations.

                    5.27          Notification of Change in Business Relationships. O.A.K. shall promptly notify Chemical in writing of any customer, agent, representative, supplier, or other person with whom O.A.K. or any O.A.K. Subsidiary has a material contractual relationship, who intends, whether on account of the Merger or otherwise, to discontinue, diminish, or change its relationship with O.A.K. or any O.A.K. Subsidiary.

                    5.28          O.A.K. Employee Leasing Company. Before the Effective Time, O.A.K. shall cause O.A.K. Employee Leasing Company to become a wholly owned subsidiary of O.A.K.

                    5.29          Data Conversion. Chemical intends to convert some or all of O.A.K.'s and the Byron Bank's information and data onto Chemical's and Chemical Bank's information technology systems (the "Data Conversion"). Chemical agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of effecting the Data Conversion as soon as reasonably practicable after the last to occur of the following events: (i) receipt of all consents and approvals of government regulatory authorities, and the expiration of all related statutory waiting periods, legally required to complete the Merger; (ii) approval of this Plan of Merger by the shareholders of O.A.K.; and (iii) a registration statement covering the shares of Chemical Common Stock to be issued in the Merger shall have been declared effective by all applicable federal and state securities regulators and such declaration shall not have been withdrawn or suspended. O.A.K. agrees to use all commercially reasonable efforts to assist Chemical in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with O.A.K.'s and O.A.K.'s Subsidiaries' information and data systems.

ARTICLE VI - CONDITIONS PRECEDENT TO CHEMICAL'S OBLIGATIONS

                    All obligations of Chemical under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Chemical), prior to or at the Closing, of each of the following conditions.

                    6.1          Renewal of Representations and Warranties, Etc.

                              6.1.1          Representations and Warranties. The representations and warranties of O.A.K. contained in this Plan of Merger shall be true, correct and complete when made and as of the Effective Time as if made at and as of such time (without regard to any update of the O.A.K. Disclosure Statement), except (i) as expressly contemplated or permitted by this Plan of Merger; (ii) for representations and warranties relating to a time or times other than the Effective Time that were or will be true and correct at such other time or times; and (iii) where the failure or failures of such representations and warranties to be so true, correct and complete individually or in the aggregate, without giving effect to any materiality qualifications or references to materiality therein, has not had and would not reasonably be expected to have a Material Adverse Effect on O.A.K.

                              6.1.2          Compliance with Agreements. O.A.K. shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by O.A.K. prior to or at the Closing in all material respects; provided that, Chemical shall provide to O.A.K. written notice of any material breach of the agreements, conditions, and covenants required by this Plan of Merger, and if such breach is curable, O.A.K. shall have 10 days to cure such breach.

                              6.1.3          Certificates. Compliance with Sections 6.1.1 and 6.1.2 shall be evidenced by one or more certificates signed by the chief executive officer, president, and chief financial officer of O.A.K., dated as of the date of the Closing, certifying the foregoing in such detail as Chemical may reasonably request.

                    6.2          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

                    6.3          Required Regulatory Approvals. Chemical shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental and self-regulatory authorities having jurisdiction as may be required to permit the performance by O.A.K. or Chemical of their respective obligations under this Plan of Merger and the consummation of the Merger, without the regulating authority's imposition of non-standard conditions on approval that are not reasonably acceptable to Chemical and all statutory or regulatory waiting periods shall have expired without notice of any regulatory objection to the consummation of the Merger.

                    6.4          Shareholder Approval. The shareholders of O.A.K. shall have approved this Plan of Merger and the Merger by the required vote.

                    6.5          Order, Decree, Etc. Neither Chemical nor O.A.K. shall be subject to any order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

                    6.6          Listing of Shares. The shares of Chemical Common Stock that shall be issued to the shareholders of O.A.K. upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market® upon official notice of issuance.

                    6.7          Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to O.A.K., any O.A.K. Subsidiary, or its or their respective directors or officers (in the capacity as such), properties, or businesses which is reasonably likely to have a Material Adverse Effect on O.A.K.

                    6.8          Certificate as to Outstanding Shares. Chemical shall have received one or more certificates dated as of the Closing date and signed by the secretary of O.A.K. on behalf of O.A.K., and by the transfer agent for O.A.K. Common Stock, certifying (i) the total number of shares of capital stock of O.A.K. issued and outstanding as of the close of business on the day immediately preceding the Closing; and (ii) with respect to the secretary's certification, the number of shares of O.A.K. Common Stock, if any, that are issuable on or after that date, all in such form as Chemical may reasonably request.

                    6.9          Change of Control Waivers. Chemical shall have received evidence of the consents or other waivers of any material rights and the waiver of the loss of any material rights that may be triggered by the change of control of O.A.K. upon consummation of the Merger under (i) any agreement, contract, mortgage, deed of trust, lease, commitment, indenture, note, or other instrument, under which the failure to obtain such consent or waiver is reasonably likely to have a Material Adverse Effect on O.A.K., other than (A) payments of Investment Banker Fees, (B) payments pursuant to deferred compensation arrangements disclosed in the O.A.K. Disclosure Statement, (C) payments pursuant to employment agreements and management continuity agreements disclosed in the O.A.K. Disclosure Statement, (D) payments of any stated termination fee under software, telecommunications or information technology contracts disclosed in the O.A.K. Disclosure Statement, and (E) if the Data Conversion is not effective on the same date as the Bank Consolidation, payments of any fees associated with obtaining licenses for Chemical Bank to use software covered by any software licensing contract disclosed in the O.A.K. Disclosure Statement.

                    6.10          Tax Matters. Chemical shall have received a tax opinion from its counsel, which shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by Chemical's counsel from O.A.K. and the O.A.K. Subsidiaries, reasonably satisfactory in form and substance to Chemical, substantially to the effect that:

                              6.10.1          Reorganization. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(a) of the Code, and Chemical and O.A.K. will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                              6.10.2          Assets' Tax Basis. The basis of the O.A.K. assets in the hands of Chemical will be the same as the basis of those assets in the hands of O.A.K. immediately prior to the Merger.

                              6.10.3          No Gain or Loss. No gain or loss will be recognized by Chemical upon the receipt by Chemical of the assets of O.A.K. in exchange for the Chemical Common Stock and the assumption by Chemical of the liabilities of O.A.K.

                              6.10.4          Holding Period. The holding period of the assets of O.A.K. in the hands of Chemical will include the holding period during which such assets were held by O.A.K.

                    6.11          Fairness Opinion. If requested by Chemical, Chemical shall have received an opinion from Chemical Investment Banker, reasonably acceptable to Chemical, dated as of the date of the meeting of the Board of Directors of Chemical at which the Board of Directors adopts this Plan of Merger, to the effect that the Merger Consideration is fair to Chemical from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that Chemical shall have used all reasonable efforts to obtain such a fairness opinion if such an opinion is requested by Chemical.

                    6.12          Loan Loss and Shareholders' Equity Levels. As set forth in the O.A.K. Allocation Schedule, the aggregate of (i), (ii), (iii) and (iv) shall not exceed $15,000,000: (i) the sum of the excess, if any, of the Specific Loan Reserves and Charge-Offs over the Individual Specific Loan Potential Adjustment for each Specific Loan; (ii) the O.A.K. Identified Loan Reserves and Charge-Offs; (iii) the Nonspecific Loan Charge-Offs; and (iv) the quotient of (A) the shortfall of O.A.K.'s Shareholders' Equity below $69,000,000 and (B) 0.65.

ARTICLE VII - CONDITIONS PRECEDENT TO O.A.K.'S OBLIGATIONS

                    All obligations of O.A.K. under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of O.A.K.), prior to or at the Closing, of each of the following conditions:

                    7.1          Renewal of Representations and Warranties, Etc.

                              7.1.1          Representations and Warranties. The representations and warranties of Chemical contained in this Plan of Merger shall be true, correct and complete when made and as of the Effective Time as if made at and as of such time (without regard to any update of the Chemical Disclosure Statement), except (i) as expressly contemplated or permitted by this Plan of Merger; (ii) for representations and warranties relating to a time or times other than the Effective Time that were or will be true and correct at such other time or times; and (iii) where the failure or failures of such representations and warranties to be so true, correct and complete individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Chemical.

                              7.1.2          Compliance with Agreements. Chemical shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by it prior to or at the Closing in all material respects; provided that, O.A.K. shall provide to Chemical written notice of any material breach of the agreements, conditions, and covenants required by this Plan of Merger, and if such breach is curable, Chemical shall have 10 days to cure such breach.

                              7.1.3          Certificates. Compliance with Sections 7.1.1 and 7.1.2 shall be evidenced by one or more certificates signed by appropriate officers of Chemical, dated as of the date of the Closing, certifying the foregoing in such detail as O.A.K. may reasonably request.

                    7.2          Required Regulatory Approvals. O.A.K. and Chemical shall have received all such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by O.A.K. and Chemical of their respective obligations under this Plan of Merger and the consummation of the Merger.

                    7.3          Shareholder Approval. The shareholders of O.A.K. shall have approved this Plan of Merger and the Merger by the required vote.

                    7.4          Order, Decree, Etc. Neither Chemical nor O.A.K. shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.

                    7.5          Fairness Opinion. O.A.K. shall have received an opinion from O.A.K. Investment Banker, reasonably acceptable to Chemical, dated as of the date of this Plan of Merger and renewed as of a date approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to O.A.K.'s shareholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn; provided, that O.A.K. shall have used all reasonable efforts to obtain such a fairness opinion.

                    7.6          Listing of Shares. The shares of Chemical Common Stock that shall be issued to the shareholders of O.A.K. upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market® upon official notice of issuance.

                    7.7          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

                    7.8          Tax Matters. O.A.K. shall have received a tax opinion from Warner Norcross & Judd LLP, which shall be supported by one or more fact certificates or affidavits in such form and content as may be reasonably requested by O.A.K.'s counsel from Chemical and the Chemical Subsidiaries, reasonably satisfactory in form and substance to O.A.K., substantially to the effect that:

                              7.8.1          Reorganization. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Chemical and O.A.K. will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

                              7.8.2          No Gain or Loss. No gain or loss will be recognized by the shareholders of O.A.K. upon the receipt of Chemical Common Stock in exchange for all of their shares of O.A.K. Common Stock, except to the extent of any cash received in lieu of a fractional share of Chemical Common Stock.

                              7.8.3          Stock Tax Basis. The basis of the Chemical Common Stock to be received by shareholders of O.A.K. will, in each instance, be the same as the basis of the respective shares of O.A.K. Common Stock surrendered in exchange therefor.

                              7.8.4          Holding Period. The holding period of the Chemical Common Stock received by shareholders of O.A.K. will, in each instance, include the period during which the O.A.K. Common Stock surrendered in exchange therefor was held; provided, that the O.A.K. Common Stock was, in each instance, held as a capital asset in the hands of the shareholder of O.A.K. at the Effective Time.

ARTICLE VIII - ABANDONMENT OF MERGER

                    In addition to any right to terminate this Plan of Merger pursuant to Section 2.8, this Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding that approval of this Plan of Merger by the shareholders of O.A.K. may have previously been obtained) as follows:

                    8.1          Mutual Abandonment. By mutual consent of the Boards of Directors, or duly authorized committees thereof, of Chemical and O.A.K.

                    8.2          Upset Date. By either Chemical or O.A.K. if the Merger shall not have been consummated on or before the Upset Date, and such failure to consummate the Merger is not caused by a breach of this Plan of Merger by the terminating party.

                    8.3          Chemical's Rights to Terminate. By Chemical under any of the following circumstances:

                              8.3.1          Failure to Satisfy Closing Conditions. If (i) any of the conditions specified in Article VI have not been satisfied or waived by Chemical at such time as such condition can no longer be satisfied notwithstanding O.A.K.'s reasonable efforts to comply with those covenants given by O.A.K. in this Plan of Merger, or (ii) if any of the conditions specified in Article VII have not been satisfied or waived by O.A.K. at such time as such condition can no longer be satisfied notwithstanding Chemical's reasonable efforts to comply with those covenants given by Chemical in this Plan of Merger.

                              8.3.2          Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.

                              8.3.3          Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on O.A.K.

                              8.3.4          Community Reinvestment Act Rating. If, prior to the Closing, Byron Bank is examined for compliance with the Community Reinvestment Act and receives a rating lower than "Satisfactory" or, if the report of examination is still pending on the date of the Closing, Chemical is unable to satisfy itself that Byron Bank will receive a rating of "Satisfactory" or better.

                              8.3.5          Shareholder Approval. This Plan of Merger is not approved by the required vote of the shareholders of O.A.K. at a meeting duly called, held and permanently adjourned.

                              8.3.6          Environmental Risks. If Chemical has given O.A.K. notice of termination as provided in and pursuant to Section 5.14.

                    8.4          O.A.K.'s Rights to Terminate. By O.A.K. under any of the following circumstances:

                              8.4.1          Failure to Satisfy Closing Conditions. If (i) any of the conditions specified in Article VI have not been met or waived by Chemical at such time as such condition can no longer be satisfied notwithstanding O.A.K.'s reasonable efforts to comply with those covenants given by O.A.K. in this Plan of Merger, or (ii) if any of the conditions specified in Article VII have not been satisfied or waived by O.A.K. at such time as such condition can no longer be satisfied notwithstanding Chemical's reasonable efforts to comply with those covenants given by Chemical in this Plan of Merger.

                              8.4.2          Shareholder Approval. This Plan of Merger is not approved by the required vote of the shareholders of O.A.K. at a meeting duly called, held and permanently adjourned.

                              8.4.3          Material Adverse Event. If there shall have occurred one or more events that shall have caused or are reasonably likely to cause a Material Adverse Effect on Chemical.

                              8.4.4          Occurrence of a Fiduciary Event. At any time after there has occurred a Fiduciary Event.

                    8.5          Effect of Termination.

                              8.5.1          General. In the event of termination of this Plan of Merger by either O.A.K. or Chemical as provided in this Article VIII, this Plan of Merger shall forthwith have no effect, and none of O.A.K., Chemical, any of their respective subsidiaries, nor any of their respective directors, officers, or employees shall have any liability of any nature whatsoever under this Plan of Merger, or in connection with the transactions contemplated by this Plan of Merger, except that (i) Sections 5.13, 5.17, 8.5, 9.3, and 9.5 shall survive any termination of this Plan of Merger, and (ii) notwithstanding anything to the contrary contained in this Plan of Merger, neither O.A.K. nor Chemical shall be relieved or released from any of its liabilities or damages arising out of a willful breach of representations and warranties made by it or a willful failure to perform any of its covenants in this Plan of Merger.

                              8.5.2          Termination Notice. In the event of the termination of this Plan of Merger as provided in Sections 8.1 through 8.4, notice shall immediately be given to the other party or parties specifying the provision of this Plan of Merger pursuant to which termination is made.

                              8.5.3          Termination Fee. If and when at any time before the occurrence of a Fee Termination Event (i) any Single Triggering Event shall have occurred; or (ii) both an Initial Triggering Event and a Subsequent Triggering Event shall have occurred, then O.A.K. shall pay to Chemical (not later than two Business Days after the occurrence of the earlier of the Single Triggering Event or the Subsequent Triggering Event) an amount equal to $3,000,000.00 in immediately available funds (the "Termination Fee").

                              8.5.4          Single Triggering Event. A "Single Triggering Event" shall mean any of the following events or transactions occurring on or after the date of this Plan of Merger:

                                        (a)          O.A.K. or any O.A.K. Subsidiary without having received the other party's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person other than Chemical or any Chemical Subsidiary;

                                        (b)          The board of directors of O.A.K. shall have recommended that the shareholders of O.A.K. approve or accept any Acquisition Transaction other than the Merger;

                                        (c)          The Board of Directors of O.A.K. shall not have recommended, or shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Chemical, its recommendation that its shareholders approve the transactions contemplated by this Plan of Merger at any meeting that was held for that purpose, in anticipation of engaging in an Acquisition Transaction (other than with Chemical or any Chemical Subsidiary), or following a proposal to O.A.K. to engage in an Acquisition Transaction, or O.A.K. or any O.A.K. Subsidiary shall have authorized, recommended or proposed (or publicly announced or advised its shareholders of its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Chemical or any Chemical Subsidiary;

                                        (d)          O.A.K. shall have willfully breached any covenant or obligation contained in this Plan of Merger in anticipation of engaging in an Acquisition Transaction (other than with Chemical or any Chemical Subsidiary), and following such breach Chemical would be entitled to terminate this Plan of Merger; or

                                        (e)          A Fiduciary Event shall have occurred under this Plan of Merger.

                              8.5.5          Initial Triggering Event. An "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date of this Plan of Merger:

                                        (a)          Any person other than Chemical or any Chemical Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of O.A.K. Common Stock (for purposes of this Plan of Merger, the term "beneficial ownership" has the meaning given that term in Section 13(d) of the Exchange Act and the rules and regulations thereunder);

                                        (b)          The shareholders of O.A.K. shall have voted and failed to approve this Plan of Merger and the Merger at a meeting that was held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of this Plan of Merger or shall have been canceled prior to termination of this Plan of Merger, if, prior to such meeting (or if such meeting shall have not been held or shall have been canceled, prior to such termination), it shall have been publicly announced or the shareholders of O.A.K. shall have been advised that any person (other than Chemical or any Chemical Subsidiary) shall have made, or shall have an intention to make, a proposal to engage in an Acquisition Transaction;

                                        (c)          Any person other than Chemical or any Chemical Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange or tender offer); or

                                        (d)          Any person other than Chemical or any Chemical Subsidiary shall have filed an application or notice with any federal or state governmental authority or regulatory or administrative agency or commission under the Federal Bank Holding Company Act or other applicable state or federal banking or savings institution laws or regulations, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

                              8.5.6          Subsequent Triggering Event. A "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date of this Plan of Merger:

                                        (a)          The acquisition by any person (other than as contemplated by this Plan of Merger) of beneficial ownership of 25% or more of the then outstanding O.A.K. Common Stock; or

                                        (b)          An Acquisition Transaction has occurred, except that the percentage referred to in Section 5.8.1 for purposes of defining "Acquisition Transaction" shall be 25%.

                              8.5.7          Fee Termination Event. Each of the following shall be a "Fee Termination Event." (i) consummation of the Merger at the Effective Time of the Merger; (ii) termination of this Plan of Merger in accordance with the provisions thereof if such termination occurs before the occurrence of any Single Triggering Event or any Initial Triggering Event; (iii) the passage of 18 months after termination of this Plan of Merger if such termination follows the occurrence of any Initial Triggering Event and is pursuant to any of Sections 8.2, 8.3.2, 8.3.5, 8.4.2 or 8.4.4; and (iv) the termination of this Plan of Merger if such termination follows the occurrence of any Initial Triggering Event and is pursuant to any termination right in the Plan of Merger other than those rights contained in Sections 8.2, 8.3.2, 8.3.5, 8.4.2 or 8.4.4.

                              8.5.8          Definition of "In Anticipation." In this Plan of Merger, the phrase "in anticipation of engaging in an Acquisition Transaction" shall include, without limitation, any action taken by O.A.K.'s officers or Board of Directors with respect to an Acquisition Transaction after any written or oral, authorized or unauthorized, proposal or expression of interest has been communicated to any member of O.A.K.'s management or Board of Directors concerning an Acquisition Transaction that in any way would involve O.A.K. or any O.A.K. Subsidiary, and such proposal or expression of interest has not been withdrawn at the time of the action.

                              8.5.9          Notices. O.A.K. shall notify Chemical promptly in writing of the occurrence of any Single Triggering Event, Initial Triggering Event, or Subsequent Triggering Event. The giving of such notice shall not be a condition to the right of Chemical to payment of the Termination Fee.

ARTICLE IX - MISCELLANEOUS

                    Subject to the terms and conditions of this Plan of Merger, Chemical and O.A.K. further agree as follows:

                    9.1          "Material Adverse Effect" Defined. As used in this Plan of Merger, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, has had or is reasonably likely to have a material negative impact on the business, assets, financial condition, or results of operations of Chemical and the Chemical Subsidiaries, taken as a whole, or O.A.K. and the

O.A.K. Subsidiaries, taken as a whole, as the case may be. Notwithstanding the above, the impact of the following shall not be included in any determination of a Material Adverse Effect: (i) changes in GAAP or bank regulatory accounting requirements, generally applicable to financial institutions and their holding companies; (ii) actions and omissions of a party (or any of its subsidiaries) taken with the prior written consent of the other party; (iii) changes in economic conditions (including changes in the level of interest rates) generally affecting financial institutions or their holding companies; (iv) changes in laws, rules, regulations or interpretations thereof, (v) public disclosure of the Merger and the other transactions described in this Plan of Merger, including the impact on customers, suppliers, or employees, (vi) the commencement, continuation, or intensification of any war, armed hostilities or acts of terrorism, and (vii) fees and expenses reasonably related to the transaction contemplated in this Plan of Merger incurred or paid without violation of the representations, warranties or covenants in this Plan of Merger.

                    9.2          "Knowledge" Defined; "Person" Defined; "Affiliate" Defined. As used in this Plan of Merger, the term "knowledge" or "to the knowledge of" means the actual knowledge of any director or officer (as the term "officer" is defined in Rule 16a-1 of the Exchange Act) of O.A.K. or Chemical or their respective subsidiaries, as the case may be. "Person," whether or not capitalized, has the meaning set forth in Sections 3(a)(9) and 13(d)(3) of the Securities Act and shall also mean any association, partnership, limited liability company, limited partnership, trust, joint venture or other legal entity. "Affiliate" of, or a person "Affiliated" with (whether or not capitalized) means a specific person that directly or indirectly, through one or more intermediaries (by virtue of legal or beneficial ownership, contractual rights, or otherwise) controls, is controlled by, or is under common control with, the person specified.

                    9.3          Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, covenants, and agreements in this Plan of Merger or in any other agreement or instrument delivered pursuant to this Plan of Merger, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for the agreements attached as Exhibits __ to this Plan of Merger, and those covenants and agreements contained herein and therein that, by their terms, apply or are to be performed in whole or in part after the Effective Time.

                    9.4          Amendment. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Chemical and O.A.K., executed by their respective authorized officers, at any time prior to the Effective Time.

                    9.5          Expenses. Except as otherwise provided in this Plan of Merger, O.A.K. and Chemical shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. All filing costs associated with the Registration Statement shall be borne by Chemical. The costs of printing and mailing the Prospectus and Proxy Statement to O.A.K.'s shareholders shall be borne by O.A.K.

                    9.6          Specific Enforcement. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of O.A.K., the O.A.K. Subsidiaries, and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court's discretion.

                    9.7          Jurisdiction; Venue; Jury. The parties acknowledge that jurisdiction and venue may be permissible in more than one jurisdiction or court district. Chemical and O.A.K. each agree not to assert any defense of improper jurisdiction or venue, and each waive their right to a trial by jury.

                    9.8          Waiver. Any of the terms or conditions of this Plan of Merger may be waived in writing at any time by action taken by the board of directors of a party, a duly authorized committee thereof, or a duly authorized officer of such party. The failure of any party at any time or times to require performance of any provision of this Plan of Merger shall in no manner affect such party's right at a later time to enforce the same provision. No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

                    9.9          Notices. All notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by a fax transmission or electronic mail (if receipt by the intended recipient is promptly confirmed by the same means and if hard copy is delivered by overnight delivery service the next day), a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to O.A.K.: Patrick K. Gill 2445 84th Street SW Byron Center, MI 49315 Facsimile: (616) 878-4418 Telephone: (616) 588-7420 Email: PGill@BankAtByron.com

With a copy to:
Varnum, Riddering, Schmidt & Howlett LLP
Attn: Harvey Koning
Bridgewater Place
333 Bridge Street, N.W.
Grand Rapids, MI 49501-0352

Facsimile: (616) 336-7000
Telephone: (616) 336-6588
Email: hkoning@varnumlaw.com

If to Chemical: David B. Ramaker 235 E. Main Street Midland, MI 48640 Facsimile: (989) 839-5255 Telephone: (989) 839-5269 Email: David.Ramaker@chemicalbankmi.com

With a copy to:
Warner Norcross & Judd LLP
Attention: Jeffrey A. Ott
900 Fifth Third Center
111 Lyon Street, NW
Grand Rapids, MI 49503-2487

Facsimile: (616) 222-2170
Telephone: (616) 752-2170
Email: jott@wnj.com

                    9.10          Governing Law. This Plan of Merger shall be governed, construed, and enforced accordance with the laws of the State of Michigan, without regard to principles of conflicts of laws.

                    9.11          Entire Agreement; Amendment. This Plan of Merger (including all exhibits and ancillary agreements described in this Plan of Merger) supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the agreements and documents referred to in this Plan of Merger) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter, except for matters set forth in any written instrument concurrently or contemporaneously executed by the parties. No party may assign any of its rights or obligations under this Plan of Merger to any other person, except that Chemical may assign its rights to any direct or indirect subsidiary.

                    9.12          Third Party Beneficiaries. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon Chemical and O.A.K. and their respective successors. Except for the rights, remedies, obligations, or liabilities set forth in Sections 5.7 and 5.22, nothing in this Plan of Merger, express or implied, confers or is intended to confer upon any person other than Chemical and O.A.K. any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

                    9.13          Counterparts. This Plan of Merger may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Plan of Merger shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by facsimile transmission from a party. If so delivered by facsimile transmission, the parties agree to promptly send original, manually executed copies by nationwide overnight delivery service.

                    9.14          Headings, Etc. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger. With respect to any term, references to the singular form of the word include its plural form and references to the plural form of the word include its singular form.

                    9.15          Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Plan of Merger shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Plan of Merger shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then current local time in Grand Rapids, Michigan.

                    9.16          Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.

                    9.17          Further Assurances; Privileges. Each of Chemical and O.A.K. shall, at the request of the other, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Plan of Merger.

[Signature page follows.]

          IN WITNESS WHEREOF, the undersigned parties have duly executed and acknowledged this Plan of Merger as of the date first written above.

CHEMICAL FINANCIAL CORPORATION

/s/ David B. Ramaker

By:	David B. Ramaker
Its:	Chairman, President, and Chief Executive Officer

O.A.K. FINANCIAL CORPORATION

/s/ Patrick K. Gill

By:	Patrick K. Gill
Its:	President and Chief Executive Officer

Signature Page to the Agreement and Plan of Merger

Exhibit A

RETENTION BONUS AND NON-COMPETITION AGREEMENT

January 7, 2010

To	David K. Heerdt

From	Chemical Financial Corporation and Chemical Bank

          This confirms our agreement regarding your terms of employment and non-competition agreement with Chemical Financial Corporation ("Chemical") and Chemical Bank ("Bank"). This Agreement is offered in connection with Chemical's acquisition of O.A.K. Financial Corporation ("O.A.K.") (the "Acquisition").

          1.          You will be employed by Chemical as First Vice President - Regional Sales Manager. During your employment you will be compensated at an annual salary of $95,000, subject to adjustment pursuant to Chemical's normal procedures. You agree to abide by the policies, practices and procedures of Chemical as established from time-to-time. You will be eligible to participate in Chemical's generally applicable benefit plans, subject to the terms and conditions of the applicable benefit plans. Your level of participation in Chemical's equity compensation plan will be determined by Chemical's Board of Directors.

          2.          During your employment you will be eligible to participate in the Chemical Retail Performance Incentive Plan, subject to the terms and conditions of the Plan.

          3.          Chemical will grant you restricted stock units with a total value of $15,000 on the date of the closing of the Acquisition under the Chemical Stock Incentive Plan of 2006, subject to the terms and conditions of the Plan. The restricted stock units will vest 50% on each of the first and second anniversaries of the closing of the Acquisition if you are employed by Chemical on those dates except as otherwise provided in this Agreement.

          4.          In consideration for your non-competition agreement in Section 9 below, you will receive a one-time payment equal to $90,000. This amount, less taxes and withholdings, will be paid on the date of the closing of the Acquisition.

          5.          You will be eligible to receive two retention bonus payments totaling $90,000. This amount, less taxes and withholdings, will be paid 50% on the date that is one day following the first anniversary of the closing of the Acquisition and 50% on the date that is one day following the second anniversary of the closing of the Acquisition. Except as provided otherwise in this Agreement, a condition of the payments is that you are employed by Chemical on the scheduled payment date.

          6.          You acknowledge and agree that you have occupied a position of trust with O.A.K. and O.A.K.'s subsidiary Byron Bank and have had access to the confidential information of both, including but not limited to marketing and sales plans, financial information, and customer information including contact names and needs ("Confidential Information"). You acknowledge and agree that Chemical has acquired the Confidential Information and that it is valuable to Chemical. You further agree that, in your employment with Chemical and/or any of its affiliates, you will have access to the Confidential Information of Chemical and/or Bank, including but not limited to marketing and sales plans, financial information, and customer information, including contact names and needs. The collective Confidential Information of O.A.K., Chemical and Bank is referred to as the "Confidential Information". You agree to never use or disclose the Confidential Information except in the proper course of your employment with Chemical or as required by law. Confidential Information shall not include information in the public domain or information acquired by you from a third party having no obligation of confidentiality to O.A.K., Chemical and Bank and who did not obtain the information as a result of a breach of such a confidentiality agreement.

          7.          Upon your termination of employment you agree to immediately return all property of Bank, Chemical and/or O.A.K. in your possession, including, but not limited to, the Confidential Information, keys, files, correspondence, business notes, memoranda, documents, and all other materials relating to the business. You agree not to make, keep, or deliver to anyone else photocopies or other facsimiles of such materials.

          8.          During your employment with Chemical and the non-competition period under Section 9 below after your termination of employment, for any reason, you will not solicit any employees of Chemical or Bank for the purpose of inducing that person to terminate employment or to become employed with a Competitor of Chemical or Bank.

          9.          In consideration of this Agreement and the payment in Section 4 above, you agree that you will not (i) engage in any activity within the Restricted Area in any capacity on behalf of a Competitor; (ii) on behalf of any Competitor, solicit or consult with any Protected Customer with respect to the purchase or provision of any financial service or product offered by Chemical or any of its affiliates; or (iii) invest in any Competitor that has offices within the Restricted Area (except that you may passively hold less than 5% of the stock of a publicly traded company) during the period beginning with the closing of the Acquisition and ending on the earlier of (y) the second anniversary of the closing of the Acquisition or (z) one year after your termination of employment.

                    "Competitor" means any bank, savings and loan association, credit union, mortgage company or finance company. The "Restricted Area" of this non-competition provision includes the counties in Michigan of Kent, Ottawa, Allegan, Van Buren, Kalamazoo, Barry, Ionia, Montcalm, Newaygo and Muskegon. "Protected Customer" means: any customer of Chemical and/or any of its affiliates at the time of your termination of employment or any potential customer being actively solicited as a customer at the time of your termination of employment.

                    If a court of competent jurisdiction finds any portion of this non-competition provision to be unenforceable, the court may revise this Agreement to make the provision enforceable to the greatest extent possible.

          10.          You recognize and acknowledge that the services you are rendering to Chemical are special and unique, and the covenants and restrictions contained in this Agreement are reasonably required for Chemical's protection. You agree that in the event of any default or breach of this Agreement (either actual or threatened) by you, Chemical's remedies at law shall be inadequate. You agree that in such event Chemical shall have the right to specific performance and/or injunctive relief in addition to any and all other rights and remedies, and that all rights and remedies of Chemical shall be cumulative.

          11.          This Agreement does not change the at-will nature of your employment with Chemical and Bank. If your employment is terminated (in a manner that constitutes a separation from service under Section 409A of the Internal Revenue Code), either without Cause by Chemical or by you for Good Reason, prior to the scheduled date of payment of the bonuses provided in Section 5 and the vesting of the restricted stock units as provided in Section 3 above, you will nonetheless be paid any remaining unpaid retention bonuses under Section 5 on the scheduled payment dates and the restricted stock units shall immediately and fully vest provided there has been no material breach of this Agreement by you. If your employment is terminated for Cause or if you voluntarily terminate your employment prior to such scheduled payment dates, you will not be paid any remaining unpaid retention bonuses nor will any unvested restricted stock units vest.

                    For purposes of this Agreement, "Cause" means:

•	Willful disobedience of a reasonable directive of Chemical or any affiliate;

•	Conviction of a felony or a crime involving moral turpitude;

•	Breach of the non-competition provisions of this Agreement;

•	Willful misconduct or intentional or repeated failure to perform your stated duties; or

•	Any other negligent act by you that materially and negatively affects the best interests of Chemical or any affiliate.

                    For purposes of this Agreement, "Good Reason" means:

•	Assignment to you of duties that are materially different from or inconsistent with your duties under this Agreement.

•	A reduction in your base salary or benefits that is not a reduction generally applicable to similarly situated employees.

•

A relocation of your principal place of employment more than fifty (50) miles from your current principal place of employment, but only if Chemical requires you to accept the relocation to avoid a termination of employment. If you accept an offered position that requires a relocation of more than fifty (50) miles from your current principal place of employment you waive your right to later resign for Good Reason based on the relocation.

          12.          If the IRS determines that the benefits required under this Agreement trigger application of the excise tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor Code provision (the "Excise Tax"), then you will receive an additional payment (a "Gross-Up Payment") in an amount such that after your payment of all taxes including, without limitation, any income and employment taxes and any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments, it being the intent of this Section that you shall be held harmless from all Excise Tax. Any Gross-Up Payment owed under this paragraph will be paid no later than the end of the year following the year in which the Excise Tax is remitted. You agree that Chemical may defend any IRS claim that Excise Taxes apply before paying the Gross-Up Payment and you agree to cooperate with Chemical in that defense as Chemical reasonably requests.

          13.          This Agreement shall be governed by Michigan law. This Agreement contains the entire understanding of the parties concerning the subjects addressed in this Agreement and supersedes your Employment Agreement dated August 6, 2009, and Management Continuity Agreement dated August 6, 2009, with O.A.K. in their entirety. This Agreement may not be modified except in a writing signed by the parties.

          14.          This Agreement may be assigned by Bank and/or Chemical; provided, that Bank and Chemical shall remain liable for all payment obligations under this Agreement. Because your agreement is personal in nature, you may not assign the responsibilities nor the payments to be received pursuant to this Agreement.

          15.          This Agreement shall become effective at the Effective Time of the Acquisition upon consummation of the Merger, as such terms are defined in the Agreement and Plan of Merger between Chemical and O.A.K., dated January 7, 2010.

Signature Page to Follow

Please sign below to confirm our agreement.

Sincerely,

CHEMICAL BANK

By
David B. Ramaker, Chairman, President, and Chief Executive Officer

CHEMICAL FINANCIAL CORPORATION

By
David B. Ramaker, Chairman, President, and Chief Executive Officer

AGREED:

David K. Heerdt	Date

Exhibit B

RETENTION BONUS AND NON-COMPETITION AGREEMENT

January 7, 2010

To	Joel F. Rahn

From	Chemical Financial Corporation and Chemical Bank

          This confirms our agreement regarding your terms of employment and non-competition agreement with Chemical Financial Corporation ("Chemical") and Chemical Bank ("Bank"). This Agreement is offered in connection with Chemical's acquisition of O.A.K. Financial Corporation ("O.A.K.") (the "Acquisition").

          1.          You will be employed by Chemical as Senior Vice President of Credit Administration. During your employment you will be compensated at your current salary at Byron Bank of $160,000, subject to adjustment pursuant to Chemical's normal procedures. You agree to abide by the policies, practices and procedures of Chemical as established from time-to-time. You will be eligible to participate in Chemical's generally applicable benefit plans, subject to the terms and conditions of the applicable benefit plans. Your level of participation in Chemical's equity compensation plan will be determined by Chemical's Board of Directors.

          2.          During your employment you will have a bonus opportunity of up to 30% of your base salary based on corporate (30%), departmental (50%) and personal (20%) goals, subject to adjustment pursuant to Chemical's normal procedures, under a plan to be established by Chemical.

          3.          You will be reimbursed up to $4,000 per year for country club membership dues. Reimbursement is to be paid according to Chemical's standard reimbursement policies and procedures, but not later than March 15 of the year following the year in which the expense was incurred.

          4.          Chemical will grant you restricted stock units with a total value of $100,000 on the date of the closing of the Acquisition under the Chemical Stock Incentive Plan of 2006, subject to the terms and conditions of the Plan. The restricted stock units will vest 50% on each of the first and second anniversaries of the closing of the Acquisition if you are employed by Chemical on those dates except as otherwise provided in this Agreement.

          5.          In consideration for your non-competition agreement in Section 10 below, you will receive a one-time payment equal to $200,000. This amount, less taxes and withholdings, will be paid on the date of the closing of the Acquisition.

          6.          You will be eligible to receive two retention bonus payments totaling $200,000. This amount, less taxes and withholdings, will be paid 50% on the date that is one day following the first anniversary of the closing of the Acquisition and 50% on the date that is one day following the second anniversary of the closing of the Acquisition. Except as provided otherwise in this Agreement, a condition of the payments is that you are employed by Chemical on the scheduled payment date.

          7.          You acknowledge and agree that you have occupied a position of trust with O.A.K. and O.A.K.'s subsidiary Byron Bank and have had access to the confidential information of both, including but not limited to marketing and sales plans, financial information, and customer information including contact names and needs ("Confidential Information"). You acknowledge and agree that Chemical has acquired the Confidential Information and that it is valuable to Chemical. You further agree that, in your employment with Chemical and/or any of its affiliates, you will have access to the Confidential Information of Chemical and/or Bank, including but not limited to marketing and sales plans, financial information, and customer information, including contact names and needs. The collective Confidential Information of O.A.K., Chemical and Bank is referred to as the "Confidential Information". You agree to never use or disclose the Confidential Information except in the proper course of your employment with Chemical or as required by law. Confidential Information shall not include information in the public domain or information acquired by you from a third party having no obligation of confidentiality to O.A.K., Chemical and Bank and who did not obtain the information as a result of a breach of such a confidentiality agreement.

          8.          Upon your termination of employment you agree to immediately return all property of Bank, Chemical and/or O.A.K. in your possession, including, but not limited to, the Confidential Information, keys, files, correspondence, business notes, memoranda, documents, and all other materials relating to the business. You agree not to make, keep, or deliver to anyone else photocopies or other facsimiles of such materials.

          9.          During your employment with Chemical and the non-competition period under Section 10 below after your termination of employment, for any reason, you will not solicit any employees of Chemical or Bank for the purpose of inducing that person to terminate employment or to become employed with a Competitor of Chemical or Bank.

          10.          In consideration of this Agreement and the payment in Section 5 above, you agree that you will not (i) engage in any activity within the Restricted Area in any capacity on behalf of a Competitor; (ii) on behalf of any Competitor, solicit or consult with any Protected Customer with respect to the purchase or provision of any financial service or product offered by Chemical or any of its affiliates; or (iii) invest in any Competitor that has offices within the Restricted Area (except that you may passively hold less than 5% of the stock of a publicly traded company) during the non-competition periods identified in the following paragraph.

                    If your employment terminates during the two-year period beginning with the closing of the Acquisition, the non-competition period shall be for an eighteen (18) month period beginning with the date of your termination of employment. If your employment terminates during the one-year period beginning on the second anniversary of the closing of the Acquisition, the non-competition period shall be for a twelve (12) month period beginning with the date of your termination of employment. If your employment terminates following the end of the combined three-year period after the closing of the Acquisition, the non-competition obligations set forth in this Agreement shall terminate. Notwithstanding any other provision in this paragraph, if your employment is terminated by Chemical without Cause, the non-competition period shall be for an eighteen (18) month period beginning with the closing of the Acquisition.

                    "Competitor" means any bank, savings and loan association, credit union, mortgage company or finance company. The "Restricted Area" of this non-competition provision includes the counties in Michigan of Kent, Ottawa, Allegan, Van Buren, Kalamazoo, Barry, Ionia, Montcalm, Newaygo and Muskegon. "Protected Customer" means: any customer of Chemical and/or any of its affiliates at the time of your termination of employment or any potential customer being actively solicited as a customer at the time of your termination of employment.

                    If a court of competent jurisdiction finds any portion of this non-competition provision to be unenforceable, the court may revise this Agreement to make the provision enforceable to the greatest extent possible.

          11.          You recognize and acknowledge that the services you are rendering to Chemical are special and unique, and the covenants and restrictions contained in this Agreement are reasonably required for Chemical's protection. You agree that in the event of any default or breach of this Agreement (either actual or threatened) by you, Chemical's remedies at law shall be inadequate. You agree that in such event Chemical shall have the right to specific performance and/or injunctive relief in addition to any and all other rights and remedies, and that all rights and remedies of Chemical shall be cumulative.

          12.          This Agreement does not change the at-will nature of your employment with Chemical and Bank. If your employment is terminated (in a manner that constitutes a separation from service under Section 409A of the Internal Revenue Code), either without Cause by Chemical or by you for Good Reason, prior to the scheduled date of payment of the bonuses provided in Section 6 and the vesting of the restricted stock units as provided in Section 4 above, you will nonetheless be paid any remaining unpaid retention bonuses under Section 6 on the scheduled payment dates and the restricted stock units shall immediately and fully vest provided there has been no material breach of this Agreement by you. If your employment is terminated for Cause or if you voluntarily terminate your employment prior to such scheduled payment dates, you will not be paid any remaining unpaid retention bonuses nor will any unvested restricted stock units vest.

                    For purposes of this Agreement, "Cause" means:

•	Willful disobedience of a reasonable directive of Chemical or any affiliate;

•	Conviction of a felony or a crime involving moral turpitude;

•	Breach of the non-competition provisions of this Agreement;

•	Willful misconduct or intentional or repeated failure to perform your stated duties; or

•	Any other negligent act by you that materially and negatively affects the best interests of Chemical or any affiliate.

                    For purposes of this Agreement, "Good Reason" means:

•	Assignment to you of duties that are materially different from or inconsistent with your duties under this Agreement.

•	A reduction in your base salary or benefits that is not a reduction generally applicable to similarly situated employees.

•

A relocation of your principal place of employment more than fifty (50) miles from your current principal place of employment, but only if Chemical requires you to accept the relocation to avoid a termination of employment. If you accept an offered position that requires a relocation of more than fifty (50) miles from your current principal place of employment you waive your right to later resign for Good Reason based on the relocation.

          13.          If the IRS determines that the benefits required under this Agreement trigger application of the excise tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor Code provision (the "Excise Tax"), then you will receive an additional payment (a "Gross-Up Payment") in an amount such that after your payment of all taxes including, without limitation, any income and employment taxes and any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments, it being the intent of this Section that you shall be held harmless from all Excise Tax. Any Gross-Up Payment owed under this paragraph will be paid no later than the end of the year following the year in which the Excise Tax is remitted. You agree that Chemical may defend any IRS claim that Excise Taxes apply before paying the Gross-Up Payment and you agree to cooperate with Chemical in that defense as Chemical reasonably requests.

          14.          This Agreement shall be governed by Michigan law. This Agreement contains the entire understanding of the parties concerning the subjects addressed in this Agreement and supersedes your Employment Agreement dated August, 2009, and Management Continuity Agreement dated August, 2009, with O.A.K. in their entirety. This Agreement may not be modified except in a writing signed by the parties.

          15.          This Agreement may be assigned by Bank and/or Chemical; provided, that Bank and Chemical shall remain liable for all payment obligations under this Agreement. Because your agreement is personal in nature, you may not assign the responsibilities nor the payments to be received pursuant to this Agreement.

          16.          This Agreement shall become effective at the Effective Time of the Acquisition upon consummation of the Merger, as such terms are defined in the Agreement and Plan of Merger between Chemical and O.A.K., dated January 7, 2010.

Signature Page to Follow

Please sign below to confirm our agreement.

Sincerely,

CHEMICAL BANK

By
David B. Ramaker, Chairman, President, and Chief Executive Officer

CHEMICAL FINANCIAL CORPORATION

By
David B. Ramaker, Chairman, President, and Chief Executive Officer

AGREED:

Joel F. Rahn	Date

Exhibit C

TRANSITION AGREEMENT

January 7, 2010

To	Patrick K. Gill

From	Chemical Financial Corporation and Chemical Bank

          This confirms our agreement regarding your terms of employment and non-competition agreement with Chemical Financial Corporation ("Chemical") and Chemical Bank ("Bank"). This Agreement is offered in connection with Chemical's acquisition of O.A.K. Financial Corporation ("O.A.K.") (the "Acquisition").

          1.          You will be employed by Chemical as Chairman of the West Region. During your employment you will be compensated at an annual salary of $285,000, subject to adjustment pursuant to Chemical's normal procedures. You agree to abide by the policies, practices and procedures of Chemical as established from time-to-time. You will be eligible to participate in Chemical's generally applicable benefit plans, subject to the terms and conditions of the applicable benefit plans.

          2.          Chemical may terminate your employment at any time with or without Cause and with or without notice. If your employment terminates in a manner that would entitle you to severance benefits under the terms of your Management Continuity Agreement dated August, 2009, severance benefits will be paid as set forth in your Management Continuity Agreement. In addition, if Chemical terminates your employment without Cause, you will be entitled to receive the retention bonus payments set forth in Section 3. For purposes of this Agreement, "Cause" has the meaning given to it in Section 2(a) of the Management Continuity Agreement.

          3.          If you do not terminate your employment with Chemical during the 90 days immediately following the Effective Time of the Merger, as such terms are defined in the Agreement and Plan of Merger between O.A.K. Financial Corporation and Chemical dated January 7, 2010, Chemical will pay you a retention bonus of $40,000. If you do not terminate your employment with Chemical during the period beginning 91 days and ending 180 days after the Effective Time of the Merger, Chemical will pay you an additional retention bonus of $45,000.

          4.          You agree that your non-competition and non-solicitation agreement provided under Section 9(a) of your Management Continuity Agreement is extended from twelve (12) months post-termination of employment to eighteen (18) months post-termination of employment. In consideration for that extension you will receive a one-time payment equal to $40,000. This amount, less taxes and withholdings, will be paid on the date of the closing of the Acquisition.

          5.          If the IRS determines that the benefits required under this Agreement trigger application of the excise tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor Code provision (the "Excise Tax"), then you will receive an additional payment (a "Gross-Up Payment") in an amount such that after your payment of all taxes including, without limitation, any income and employment taxes and any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments, it being the intent of this Section that you shall be held harmless from all Excise Tax. Any Gross-Up Payment owed under this paragraph will be paid no later than the end of the year following the year in which the Excise Tax is remitted. You agree that Chemical may defend any IRS claim that Excise Taxes apply before paying the Gross-Up Payment and you agree to cooperate with Chemical in that defense as Chemical reasonably requests.

          6.          This Agreement shall be governed by Michigan law. This Agreement supersedes your Employment Agreement dated August, 2009, with O.A.K. in its entirety. This Agreement, along with your Management Continuity Agreement, constitute the entire understanding of the parties concerning the subjects addressed in this Agreement. To the extent there is a conflict between the terms of this Agreement and the Management Continuity Agreement, the terms of this Agreement shall control. This Agreement may not be modified except in a writing signed by the parties.

          7.          This Agreement may be assigned by Bank and/or Chemical; provided, that Bank and Chemical shall remain liable for all payment obligations under this Agreement. Because your agreement is personal in nature, you may not assign the responsibilities nor the payments to be received pursuant to this Agreement.

          8.          This Agreement shall become effective at the Effective Time of the Acquisition upon consummation of the Merger, as such terms are defined in the Agreement and Plan of Merger between Chemical and O.A.K., dated January 7, 2010.

Signature Page to Follow

Please sign below to confirm our agreement.

Sincerely,

CHEMICAL BANK

By
David B. Ramaker, Chairman, President, and Chief Executive Officer

CHEMICAL FINANCIAL CORPORATION

By
David B. Ramaker, Chairman, President, and Chief Executive Officer

AGREED:

Patrick K. Gill	Date